   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 14, 1999

                                          REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                FAIRMARKET, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               7389                              04-3351937
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                             400 UNICORN PARK DRIVE
                                WOBURN, MA 01801
                                 (781) 935-7090
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                            ------------------------

                                SCOTT T. RANDALL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                FAIRMARKET, INC.
                             400 UNICORN PARK DRIVE
                                WOBURN, MA 01801
                                 (781) 935-7090
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                 DAVID F. DIETZ, P.C.                                  DANIEL S. EVANS, ESQ.
             GOODWIN, PROCTER & HOAR LLP                                DAVID B. WALEK, ESQ.
                    EXCHANGE PLACE                                          ROPES & GRAY
           BOSTON, MASSACHUSETTS 02109-2881                           ONE INTERNATIONAL PLACE
                    (617) 570-1000                                BOSTON, MASSACHUSETTS 02110-2624
                                                                           (617) 951-7000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                    TITLE OF EACH                             PROPOSED MAXIMUM                    AMOUNT OF
                 CLASS OF SECURITIES                              AGGREGATE                     REGISTRATION
                   TO BE REGISTERED                           OFFERING PRICE(1)                      FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share...............           $40,000,000                       $10,560
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED DECEMBER 14, 1999

[fairmarket LOGO]  FAIRMARKET, INC.
--------------------------------------------------------------------------------
                           Shares
Common Stock
--------------------------------------------------------------------------------

This is the initial public offering of FairMarket, Inc. We are offering shares of our common stock.

At the request of FairMarket, the underwriters have reserved, at the initial
public offering price, up to                shares of common stock for sale to
employees, customers and other business associates of FairMarket.

Prior to this offering, there has been no public market for FairMarket's common stock. We currently estimate that the initial public offering price per share
will be between $          and $          . We have applied for quotation of the
common stock on the Nasdaq National Market under the symbol "FAIM".

SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE       TOTAL
Initial public offering price                                 $             $
Underwriting discount                                         $             $
Proceeds, before expenses, to FairMarket                      $             $

If the underwriters sell more than                shares of common stock, the
underwriters have the option to purchase up to an additional shares from FairMarket at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New
York on           , 2000.

DEUTSCHE BANC ALEX. BROWN

                               ROBERTSON STEPHENS

                                                     PRUDENTIAL VOLPE TECHNOLOGY
                                        A UNIT OF PRUDENTIAL SECURITIES

PROSPECTUS DATED           , 2000.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and FairMarket's financial statements and the notes to those statements appearing elsewhere in this prospectus.

     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about FairMarket and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, as more fully described in the "Risk Factors" section and elsewhere in this prospectus.

                                FAIRMARKET, INC.

     FairMarket is a leading provider of outsourced dynamic pricing solutions to business merchants and web communities. Our primary offering is a private-label online auction solution that enables our customers to rapidly deploy a flexible, custom-branded Internet auction site without making a significant investment in technology, personnel or other infrastructure. By maintaining customer auction sites on a central system, we are able to aggregate the goods and services from our customers' auction sites and distribute these listings across the FairMarket Network. The result is a highly liquid auction environment with a large number of potential buyers and a broad range of products available for purchase.

     Our primary sources of revenue are monthly service and support fees and transaction-related fees.

     Today, over 90 businesses, including Outpost.com, CompUSA and SportsLine.com, Inc., and several top Internet portal sites, including MSN.com, Excite@Home and Lycos, are members of the FairMarket Network. Media Metrix estimates that user traffic across the main web sites of our portal customers is over 40 million unique users per month.

     Our goal is to become the leading provider of outsourced, networked e-commerce services. Key elements of our strategy include:

     - expanding the reach and scope of the FairMarket Network;

     - increasing traffic and transactions across the FairMarket Network;

     - continuing to provide new service offerings;

     - expanding into additional international markets; and

     - leveraging our expertise to further penetrate the business-to-business market.

     We are a Delaware corporation formed in February 1997. Our executive offices are located at 400 Unicorn Park Drive, Woburn, Massachusetts 01801 and our telephone number is (781) 935-7090.

     The names FairMarket, FairMarket Network, AuctionPlace and our logo are names and service marks that belong to us. We have registrations for other names and marks used in this prospectus. This prospectus also contains the trademarks and trade names of other entities which are the property of their respective owners.

                                  THE OFFERING

Shares offered by FairMarket.......         shares(1)

Common stock to be outstanding
after this offering................         shares(1)

Estimated net proceeds to
FairMarket.........................  $

Use of proceeds....................  For general corporate purposes, including product and market development, capital
                                     expenditures and potential acquisitions.
                                     See "Use of Proceeds."

Proposed Nasdaq National Market
  symbol...........................  FAIM

Risk factors.......................  See "Risk Factors" for a discussion of factors you should carefully consider
                                     before deciding to invest in shares of our
                                     common stock.
-------------------------

(1) The number of shares of our common stock that will be outstanding after this offering is based on 5,119,500 shares of common stock and 16,312,885 shares of convertible preferred stock (which will convert into a total of 16,312,885 shares of common stock at the closing of this offering) outstanding as of November 30, 1999. It excludes:

     - any shares of common stock to be issued upon exercise of the overallotment option granted to the underwriters;

     - 3,694,874 shares of common stock issuable upon exercise of employee stock options outstanding as of November 30, 1999;

     - 328,487 shares of common stock available for future grant under our employee stock option plans as of November 30, 1999;

     - 5,225,000 shares of common stock issuable upon exercise of warrants outstanding as of November 30, 1999 that are currently exercisable; and

     - 595,000 shares of common stock issuable upon exercise of a performance warrant outstanding as of November 30, 1999 that is not currently exercisable.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The tables below present summary financial data of FairMarket which should be read together with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" presented elsewhere in this prospectus.

     The following table sets forth our statement of operations data for the periods presented. The pro forma information in the following table gives effect, as of September 30, 1999, to the issuance of 16,312,885 shares of common stock upon the conversion of all of our outstanding preferred stock into common stock immediately prior to the closing of this offering.

                                                                                    NINE MONTHS
                                                                 YEAR ENDED       ENDED SEPTEMBER
                                                                DECEMBER 31,            30,
                                                              -----------------   ----------------
                                                              1997(1)    1998      1998     1999
                                                              -------   -------   ------   -------
                                                                                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue.....................................................  $    3    $     4   $    2   $   891
Operating expenses:
  Cost of revenue...........................................      --         --       --       422
  Sales and marketing.......................................     279        683      546     3,144
  Development and engineering...............................      94        314      196     1,265
  General and administrative................................     234        426      273     1,058
  Equity related charges....................................      --         --       --     1,037
                                                              ------    -------   ------   -------
    Total operating expenses................................     607      1,423    1,015     6,926
                                                              ------    -------   ------   -------
Loss from operations........................................    (604)    (1,419)  (1,013)   (6,035)
Interest income, net........................................       3         31       27       279
                                                              ------    -------   ------   -------
Net loss....................................................  $ (601)   $(1,388)  $ (986)  $(5,756)
                                                              ======    =======   ======   =======
Basic and diluted net loss per share........................  $(0.15)   $ (0.30)  $(0.22)  $ (1.16)
                                                              ======    =======   ======   =======
Shares used in computing basic and diluted net loss per
  share.....................................................   4,073      4,571    4,527     4,970
Unaudited pro forma basic and diluted net loss per share....            $ (0.21)           $ (0.43)
                                                                        =======            =======
Shares used in computing pro forma basic and diluted net
  loss per share............................................              6,764             13,480

-------------------------
(1) Period from February 20, 1997 (date of inception) to December 31, 1997.

The following table sets forth a summary of our balance sheet at September 30, 1999:

     - on an actual basis;

     - on a pro forma basis giving effect to: (1) the issuance of 16,312,885 shares of common stock upon the conversion of all of our outstanding preferred stock into common stock immediately prior to the closing of this offering; (2) the expiration of a put option on 2,500,000 shares of our Series D Convertible Preferred Stock (which will convert into 2,500,000 shares of common stock) upon the closing of this offering; and
       (3) the receipt of $5.0 million from Excite, Inc. due upon the closing of this offering. See Note 6 to the financial statements included elsewhere in the prospectus; and

     - on a pro forma as adjusted basis to reflect the preceding pro forma
       adjustments and the sale of                shares of common stock in this
       offering, assuming an initial public offering price of $     per share
       and after deducting underwriting discounts and commissions and our
       estimated offering expenses of $          .

                                                                      SEPTEMBER 30, 1999
                                                              -----------------------------------
                                                                                       PRO FORMA
                                                              ACTUAL     PRO FORMA    AS ADJUSTED
                                                              -------    ---------    -----------
                                                                          (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $18,855     $23,855       $
Working capital.............................................   18,152      23,152
Total assets................................................   22,046      27,046
Total stockholders' equity..................................    2,992      25,492

                                  RISK FACTORS

     You should carefully consider the following risks and all other information contained in this prospectus before purchasing our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not known to us or that we now believe to be unimportant could also impair our business. If any of the following risks occur, our business, results of operations or financial condition could be harmed. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. When used in this prospectus, the words "may," "will," "should," "believes," "estimates," "predicts," "potential," "continue," "expects," "anticipates," "intends" and "plans" and similar expressions are intended to identify certain of these forward-looking statements. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below and elsewhere in this prospectus.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE ONLY BEEN IN BUSINESS FOR A SHORT TIME AND YOUR BASIS FOR EVALUATING US IS LIMITED.

     We were formed in February 1997 and have only been executing our current business model since December 1998. Accordingly, there is only a limited basis upon which you can evaluate our business and prospects. Because of our limited operating history, you have limited operating and financial data about our business upon which to base an evaluation of our performance and an investment in our common stock. An investor in our common stock should consider the risks, expenses and difficulties that we will face as a development stage company seeking to develop a new Internet-based service. There can be no assurance that we will be successful in accomplishing our objectives and our failure to do so could have a material adverse effect on our business, results of operations and financial condition.

WE EXPECT TO CONTINUE TO INCUR SUBSTANTIAL OPERATING LOSSES.

     As of September 30, 1999, we had an accumulated deficit of approximately $7.7 million. We have not achieved profitability and we will continue to incur net losses until we can produce sufficient revenues to cover our costs, which may not occur. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future because we intend to invest heavily in the marketing and promotion of our service offerings and further development of our service offerings, technology and operating infrastructure.

WE EXPECT TO CONTINUE TO HAVE NEGATIVE OPERATING CASH FLOW WHICH WILL REQUIRE US TO SEEK ADDITIONAL FINANCING, WHICH COULD BE DIFFICULT TO OBTAIN.

     We expect to continue to experience significant negative operating cash flows for the foreseeable future because we intend to continue hiring personnel, acquiring equipment and expanding our facilities in anticipation of receiving revenues in future periods. We also plan to increase expenditures for our sales and marketing efforts, development of technology, capital improvements and improvement of our operational and financial systems. As a result, we may need to raise additional capital in the future to meet our cash requirements. We may not be able to find additional financing, if required, on favorable terms or at all. Furthermore, if we raise additional funds through the issuance of equity, equity-related or debt securities, these securities may have rights, preferences or privileges senior to those of our common stock, and our stockholders may experience additional dilution to their equity ownership.

WE MAY NOT BE ABLE TO SUCCESSFULLY EXPAND THE FAIRMARKET NETWORK.

     Our business model depends in large part on our continued ability to increase the number of customers in the FairMarket Network. The primary benefits of the network model to our customers are increased traffic to their web sites, a higher number of bidders and increased revenue. The market for our services may grow more slowly than anticipated or become saturated with competitors. If we cannot continue to bring new customers to the FairMarket Network or maintain our existing customer base, we may be unable to offer the benefits of the network model at levels sufficient to attract and retain customers and sustain our business.

THE RELATIONSHIPS WE FORM WITH OUR STRATEGIC PARTNERS MAY NOT BE SUCCESSFUL.

     One way we seek to increase the amount of traffic and the number of transactions across the FairMarket Network is by entering into selected strategic partnerships. In order for these relationships to be successful, our partners must drive sufficient numbers of users to their web sites, they must devote sufficient resources to making their sites attractive to buyers and sellers and there must be demand for the products being offered on those sites. There can be no assurance that our partners will be successful in accomplishing any of these objectives and the failure to do so could have a material adverse effect on our business, financial condition and results of operations. There also can be no assurance that we will be able to benefit from existing and potential strategic relationships.

BUYERS AND SELLERS MIGHT NOT ADOPT ONLINE AUCTIONS OR OTHER ONLINE PRICING SOLUTIONS AS A MEANS FOR BUYING AND SELLING GOODS AND SERVICES.

     Online auctions and other pricing solutions are relatively new methods of buying and selling that market participants may not adopt at levels sufficient to sustain our business. Traditional purchasing is often based on long-standing relationships or familiarity with sellers. For online auctions and other pricing solutions to succeed, buyers and sellers must adopt new purchasing practices. Buyers must be willing to rely less upon traditional relationships in making purchasing decisions, and merchants and Internet communities must be willing to offer products for sale through online auctions and other pricing solutions. We cannot assure you that buyers, merchants or Internet communities will choose to utilize dynamic pricing solutions at levels sufficient to sustain our business.

WE MAY HAVE DIFFICULTY MANAGING THE EXPANSION OF OUR OPERATIONS.

     We are undergoing rapid growth in the number of our employees and the scope of our operations and anticipate that further expansion will be required to address potential growth in our customer base and market opportunities. Such rapid expansion could place a significant strain on our senior management team and operational and financial resources. To manage the expected growth of our operations and personnel, we will need to improve existing and implement new transaction processing, operational and financial systems, procedures and controls, and to expand, train and manage our growing employee base. We also will be required to expand our finance, administrative and operations staff. Further, we may be required to enter into additional relationships with various service providers and other third parties necessary to our business. There can be no assurance that our current and planned systems, procedures and controls will be adequate to support our future operations, that management will be able to hire, train, retain, motivate and manage required personnel or that management will be able to identify, manage and benefit from existing and potential strategic relationships and market opportunities. Difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such a rapid expansion could have a material adverse effect on our business, results of operations and financial condition. If we are unable to undertake new business due to a shortage of staff or technology resources, our growth will be impeded. Therefore, there may be times when our opportunities for revenue growth may be limited by the capacity of our internal resources rather than by the absence of market demand.

THE LOSS OF OUR CHIEF EXECUTIVE OFFICER WOULD SIGNIFICANTLY DISRUPT OUR
BUSINESS.

     We rely on the leadership and vision of our President, Chief Executive Officer and founder, Scott T. Randall, who created FairMarket and has been instrumental in the management and growth of our business. The loss of Mr. Randall could significantly disrupt our growth, result in lost revenues or otherwise materially adversely affect our business.

OUR SYSTEMS INFRASTRUCTURE MAY NOT KEEP PACE WITH THE DEMANDS OF OUR CUSTOMERS.

     We intend to generate a high volume of traffic and transactions on the FairMarket Network. Interruptions of service may diminish the attractiveness of our services and our ability to attract and retain customers. We have experienced periodic minor system interruptions, which we believe will continue to occur from time to time. There can be no assurance that we will be able to accurately project the rate or timing of increases, if any, in the use of our service, or that we will be able to expand and upgrade our systems and infrastructure to accommodate such increases in a timely manner. Any failure to expand or upgrade our systems could have a material adverse effect on our results of operations and financial condition. Any such failure could also have a material adverse effect on the business of our customers, which could damage our reputation and expose us to a risk of loss or litigation and potential liability, which could have a material adverse effect on our business, results of operations and financial condition.

BECAUSE OUR INDUSTRY IS HIGHLY COMPETITIVE AND HAS LOW BARRIERS TO ENTRY, WE MAY NOT BE ABLE TO EFFECTIVELY COMPETE.

     The U.S. market for e-commerce solutions is extremely competitive. We expect competition to intensify as current competitors expand their product offerings and new competitors enter the market. We cannot assure you that we will be able to compete successfully against current or future competitors, or that competitive pressures we face will not harm our business, operating results or financial condition. Furthermore, e-commerce markets are characterized by rapidly changing technologies and frequent new product and service introductions. We may fail to introduce new online auction or other dynamic pricing technologies on a timely basis or at all. If we fail to introduce new technologies or to improve our existing technology in response to industry developments, we could lose customers, which could lead to a loss of revenues.

     In addition to facing competition from internally-developed solutions by individual organizations, we face competition from a number of third party providers in several areas, including:

     - Hosted auction services: bid.com, DealDeal.com and OpenSite;

     - Software and application service providers: Auction Broker, Moai Technologies, TradingDynamics and Open Site;

     - Destination auction sites: eBay, Yahoo! Auctions and Amazon.com; and

     - Companies with specific dynamic pricing mechanisms: OutletZoo, Accompany and FreeMarkets, Inc.

     Because there are relatively low barriers to entry in the e-commerce market, competition from other established and emerging companies may develop in the future. In addition, our customers and partners may become competitors in the future. Certain of our competitors may be able to negotiate alliances with strategic partners on more favorable terms than we are able to negotiate. Many of our competitors may also have well-established relationships with our existing and prospective customers. Increased competition is likely to result in fee reductions, reduced margins, longer sales cycles for our services and a decrease or loss of our market share, any of which could harm our business, operating results or financial condition.

     Many of our competitors have, and new potential competitors may have, more experience developing Internet-based software and integrated purchasing solutions, larger technical staffs, larger customer bases, more established distribution channels, greater brand recognition and greater financial, marketing and other resources than we have. In addition, competitors may be able to develop products and services that are superior to our services and solutions, that achieve greater customer acceptance or that have significantly improved functionality as compared to our existing and future services and solutions. We cannot assure you that the e-commerce solutions offered by our competitors now or in the future will not be perceived by merchants, Internet communities, buyers and sellers as superior to ours. If they are, it could have an adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO SUCCESSFULLY EXPAND INTO INTERNATIONAL MARKETS.

     A component of our strategy is to expand internationally. Expansion into international markets will require management attention and resources. We have limited experience in localizing our services, and some of our competitors are also undertaking expansion into foreign markets. There can be no assurance that we will be successful in expanding into international markets. In addition to the uncertainty regarding our ability to generate revenues from foreign operations and expand our international presence, there are certain risks inherent in doing business internationally, including, among others, regulatory requirements, legal uncertainty regarding liability, ownership and protection of intellectual property, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, different accounting practices, problems in collecting accounts receivable, political instability, seasonal reductions in business activity and potentially adverse tax consequences, any of which could adversely affect the success of our international operations. To the extent we expand our international operations and have increasing portions of our international revenues denominated in foreign currencies, we could become subject to increased risks relating to foreign currency exchange rate fluctuations. There can be no assurance that one or more of the factors discussed above will not have a material adverse effect on our future international operations and, consequently, on our business, results of operations and financial condition.

WE MAY HAVE TO MAKE MINIMUM PAYMENTS TO SOME OF OUR CUSTOMERS UNDER OUR SERVICE CONTRACTS.

     Our agreements with Microsoft Corporation and Excite, Inc. provide that if these companies drive more than a specified level of Internet traffic to the FairMarket Network through their Internet portal sites, we will guarantee them a minimum level of transaction revenue regardless of actual transaction fee revenue earned by the companies. Our agreements currently provide for aggregate annual minimum guaranteed revenue starting at approximately $5.8 million in 2000 and increasing to approximately $28.4 million in 2004. If transaction-based fees paid to these companies under our agreements are less than the minimum guaranteed revenue, the additional payments we will have to make to satisfy the minimum requirements could have a material adverse effect on our business, financial condition and results of operations.

OUR BUSINESS MAY SUFFER IF WE ARE NOT ABLE TO PROTECT IMPORTANT INTELLECTUAL PROPERTY.

     Our ability to compete effectively against other companies in our industry will depend, in part, on our ability to protect our proprietary technology and systems designs. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so. Further, our competitors may independently develop or patent technologies that are substantially equivalent or superior to ours.

     We have applied for patents on aspects of our technology and processes, but we do not know whether any patents will be issued. In addition, even if some or all of these patents are issued, we cannot assure you that they will not be successfully challenged by others or invalidated, that they will adequately protect our technology and processes or that they will result in commercial advantages for us. We have also applied for trademark registrations for some of our brand names and our marketing materials are copyrighted, but these protections may not be adequate. In addition, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country where we provide online auction services. We may, at times, have to incur significant legal costs and spend time defending our copyrights and, if issued, our service marks and patents. Any defense efforts, whether successful or not, would divert both time and resources from the operation and growth of our business.

     There is also significant uncertainty regarding the applicability to the Internet of existing laws regarding matters such as property ownership, copyrights and other intellectual property rights. Legislatures adopted the vast majority of these laws prior to the advent of the Internet and, as a result, these laws do not contemplate or address the unique issues of the Internet and related technologies. Legislatures are also actively considering proposed new laws that regulate or otherwise apply to Internet-related activities. We cannot be sure what laws and regulations may ultimately affect our business or intellectual property rights.

     We rely, in part, on contractual provisions to protect our trade secrets and proprietary knowledge. These agreements may be breached, and we may not have adequate remedies for any breach. Our trade secrets may also be known without breach of such agreements or may be independently developed by competitors. Our inability to maintain the proprietary nature of our technology could harm our business, results of operations and financial condition.

OTHERS MAY ASSERT THAT OUR TECHNOLOGY INFRINGES THEIR INTELLECTUAL PROPERTY RIGHTS.

     We believe that we do not infringe the proprietary rights of others, and to date, no third parties have asserted an infringement claim against us, but we may be subject to infringement claims in the future. The defense of any claims of infringement made against us by third parties could involve significant legal costs and require our management to divert time from our business operations. Either of these consequences of an infringement claim could have a material adverse effect on our operating results. If we are unsuccessful in defending any claims of infringement, we may be forced to obtain licenses or to pay royalties to continue to use our technology. We may not be able to obtain any necessary licenses on commercially reasonable terms or at all. If we fail to obtain necessary licenses or other rights, or if these licenses are costly, our operating results may suffer either from reductions in revenues through our inability to serve customers or from increases in costs to license third-party technology.

OUR SERVICE OFFERING DEPENDS UPON THE CONTINUED AVAILABILITY OF LICENSED TECHNOLOGY FROM THIRD PARTIES.

     We license and will continue to license certain technology integral to our services and systems from third parties, including Microsoft and Intel. Our inability to acquire any third-party product licenses, or integrate the related third-party technologies into our services and systems, could result in delays in our services and systems developments and enhancements until equivalent technologies can be identified, licensed and integrated. We also expect to require new licenses in the future as our business grows and technology evolves. We cannot assure you that these licenses will be available to us on commercially reasonable terms, if at all.

A SYSTEM FAILURE COULD CAUSE DELAYS OR INTERRUPTIONS OF SERVICE TO OUR
CUSTOMERS.

     Service offerings involving complex technology often contain errors or performance problems. Many serious defects are frequently found during the period immediately following introduction and initial implementation of new services or enhancements to existing services. Although we attempt to resolve all errors that we believe would be considered serious by our customers before implementation, our solutions are not error-free. Errors or performance problems could result in lost revenues or cancellation of customer agreements and would be detrimental to our business and reputation and may expose us to litigation and potential liability. In the past, we have discovered errors in software underlying the FairMarket Network after its incorporation into the FairMarket Network. We cannot assure you that undetected errors or performance problems in our existing or future services will not be discovered or that known errors considered minor by us will not be considered serious by our customers. Some of our contracts are subject to termination by the customer if we are unable to maintain specified levels of service and, in some cases, provide for money damages to the customer based upon network downtime. Additionally, reduced market acceptance of our services due to errors or defects in our technology would harm our business by damaging our reputation and reducing our revenues.

THE FUNCTIONING OF OUR SYSTEMS OR THE SYSTEMS OF THIRD PARTIES ON WHICH WE RELY COULD BE DISRUPTED BY FACTORS OUTSIDE OUR CONTROL.

     Our success depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Substantially all of our computer hardware for operating our service is currently located at the facilities of NaviSite, Inc. in Andover, Massachusetts. These systems are vulnerable to damage or interruption from natural disasters, fires, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. We do not currently have a backup system in place. Despite any precautions we take or plan to take, the occurrence of a natural disaster or other unanticipated problems at the NaviSite facility could result in interruptions in our services. In addition, if NaviSite fails to provide the data communications capacity we require, as a result of human error, natural disaster or other operational disruption, interruptions in our service could result. Any damage to or failure of our systems could result in reductions in, or terminations of, our service, which could have a material adverse effect on our business, results of operations and financial condition.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO ATTRACT OR RETAIN KEY PERSONNEL.

     Based on our planned expansion, we will require a significant increase in the number of our employees and outside contractors. Our future success, therefore, will depend, in part, on attracting and retaining additional qualified management, marketing and technical personnel. We do not know whether we will be successful in hiring or retaining qualified personnel. The industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. In particular, we face intense competition for qualified personnel in the areas of software development, network engineering and product management. Our inability to hire qualified personnel on a timely basis, or the departure of key employees, could harm our development plans.

WE MAY HAVE TO MONITOR OR CONTROL ACTIVITIES ON THE FAIRMARKET NETWORK.

     The law relating to the liability of providers of online services for the activities of users of their services is currently unsettled. While our service automatically screens by key word all listings submitted by end-users for certain types of goods this screening is not foolproof and certain goods that may be subject to regulation by local, state or federal authorities may be sold through our service. There can be no assurance that we will be able to prevent the unlawful exchange of goods on our service or that we will successfully avoid civil or criminal liability for unlawful activities carried out by users through our service. The potential imposition of liability for unlawful activities of end-users of our customers could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources and/or to discontinue certain service offerings. Any costs incurred as a result of such liability or asserted liability could have a material adverse effect on our business, results of operations and financial condition.

FUTURE GOVERNMENT REGULATION OF THE INTERNET AND ONLINE AUCTIONS MAY ADD TO OUR OPERATING COSTS.

     Like many Internet-based businesses, we operate in an environment of tremendous uncertainty as to potential government regulation. We believe that we are not currently subject to direct regulation of online commerce, other than regulations applicable to businesses generally. However, the Internet has rapidly emerged as a commerce medium, and governmental agencies have not yet been able to adapt all existing regulations to the Internet environment. Laws and regulations have been introduced or are under consideration and court decisions have been or may be reached that affect the Internet or other online services, covering issues such as pricing, user privacy, freedom of expression, access charges, content and quality of products and services, advertising, intellectual property rights and information security. In the area of user privacy, the recently adopted EU Privacy Directive may affect our ability to expand into Europe if we or our customers do not afford adequate privacy to end-users. In addition, the worldwide availability of Internet web sites often results in sales of goods to buyers outside the U.S., and foreign jurisdictions may claim that we are required to comply with their laws. Any future regulation may have a negative impact on our business by restricting our methods of operation or imposing additional costs.

     Numerous jurisdictions have laws and regulations regarding the conduct of auctions and the liability of auctioneers. We believe that these laws and regulations, which were enacted for consumer protection many years ago, do not apply to our online auction services. However, one or more jurisdictions are attempting or may attempt to impose these laws and regulations on our operations or the operations of our customers in the future.

     As an Internet company, it is unclear in which jurisdictions we are actually conducting business. Our failure to qualify to do business in a jurisdiction that requires us to do so could subject us to fines or penalties and could result in our inability to enforce contracts in that jurisdiction.

WE MAY ACQUIRE OTHER BUSINESSES OR TECHNOLOGIES WHICH COULD RESULT IN DILUTION TO OUR STOCKHOLDERS, OR OPERATIONAL OR INTEGRATION DIFFICULTIES WHICH COULD IMPAIR OUR FINANCIAL PERFORMANCE.

     If appropriate opportunities present themselves, we may acquire businesses, technologies, services or products that we believe are strategic. We do not currently have any commitments or agreements with respect to any acquisition. We may not be able to identify, negotiate or finance any future acquisition successfully. Even if we do succeed in acquiring a business, technology, service or product, the process of integration may produce unforeseen operating difficulties and expenditures and may require significant attention from our management that would otherwise be available for the ongoing development of our business. Moreover, we have not made any acquisitions, have no experience in integrating an acquisition into our business and may never achieve any of the benefits that we might anticipate from a future acquisition. If we make future acquisitions, we may issue shares of stock that dilute other stockholders, incur debt, assume contingent liabilities or create additional expenses related to amortizing goodwill and other intangible assets, any of which might harm our financial results and cause our stock price to decline. Any financing that we might need for future acquisitions may only be available to us on terms that restrict our business or that impose on us costs that reduce our revenue.

                         RISKS RELATED TO OUR INDUSTRY

OUR SUCCESS DEPENDS ON THE CONTINUED GROWTH OF THE INTERNET AND ONLINE COMMERCE.

     Our future revenues and profits depend upon the widespread acceptance and use of the Internet and other online services as a medium for commerce by merchants and consumers. The use of the Internet and e-commerce may not continue to develop at past rates and a sufficiently broad base of business and individual customers may not adopt or continue to use the Internet as a medium of commerce. The market for the sale of goods and services over the Internet is a new and emerging market. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and there exist few proven services and products. Growth in our customer base depends on obtaining merchants and consumers who have historically used traditional means of commerce to purchase goods. For us to be successful, these market participants must accept and use novel ways of conducting business and exchanging information.

     E-commerce may not prove to be a viable medium for purchasing for the following reasons, any of which could seriously harm our business:

     - the necessary infrastructure for Internet communications may not develop adequately;

     - our potential customers, buyers and suppliers may have security and confidentiality concerns;

     - complementary products, such as high-speed modems and high-speed communication lines, may not be developed;

     - alternative purchasing solutions may be implemented;

     - buyers may dislike the reduction in the human contact inherent in traditional purchasing methods;

     - use of the Internet and other online services may not continue to increase or may increase more slowly than expected;

     - the development or adoption of new technology standards and protocols may be delayed or may not occur; and

     - new and burdensome governmental regulations may be imposed.

OUR SUCCESS DEPENDS ON THE CONTINUED RELIABILITY OF THE INTERNET.

     The Internet continues to experience significant growth in the number of users, frequency of use and bandwidth requirements. There can be no assurance that the infrastructure of the Internet and other online services will be able to support the demands placed upon them. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and could face such outages and delays in the future, including outages and delays resulting from the inability of certain computers or software to distinguish dates in the 21st century from dates in the 20th century. These outages and delays could adversely affect the level of Internet usage and also the level of traffic and the processing of transactions. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet or other online service activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services or other Internet service providers to support the Internet or other online services also could result in slower response times and adversely affect usage of the Internet and other online services generally and our service in particular. If use of the Internet and other online services does not continue to grow or grows more slowly than expected, if the infrastructure of the Internet and other online services does not effectively support growth that may occur, or if the Internet and other online services do not become a viable commercial marketplace, our business, results of operations and financial condition will be materially adversely affected.

NEW TAXES MAY BE IMPOSED ON INTERNET COMMERCE.

     We do not collect sales or other similar taxes on goods sold by customers and end-users through the FairMarket Network. However, one or more states may seek to impose sales tax collection obligations on out-of-state companies which engage in or facilitate online commerce, and a number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce, and could adversely affect our opportunity to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of merchandise or that we or our customers should collect Internet-based taxes could have a material adverse effect on our business, results of operations and financial condition.

THERE MAY BE SIGNIFICANT SECURITY RISKS AND PRIVACY CONCERNS RELATING TO ONLINE COMMERCE.

     A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. A compromise or breach of the technology used to protect our customers' and their end-users' transaction data could result from, among other things, advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments. Any such compromise could have a material adverse effect on our reputation and, therefore, on our business, results of operations and financial condition. Furthermore, a party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and other online services and the privacy of users may also inhibit the growth of the Internet and other online services generally, especially as a means of conducting commercial transactions. We currently have practices and procedures in place to protect the confidentiality of our customers' and their end-users' information. However, our security procedures to protect against the risk of inadvertent disclosure or intentional breaches of security might fail to adequately protect information that we are obligated to keep confidential. We may not be successful in adopting more effective systems for maintaining confidential information, so our exposure to the risk of disclosure of the confidential information of others may grow with increases in the amount of information we possess. To the extent that our activities involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies may not be adequate to reimburse us for losses caused by security breaches. There can be no assurance that our security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our business, results of operations and financial condition.

WE COULD BE SUBJECT TO POTENTIAL PRODUCT LIABILITY CLAIMS AND THIRD PARTY LIABILITY CLAIMS RELATED TO PRODUCTS AND SERVICES PURCHASED THROUGH OUR CUSTOMERS' AUCTION SITES.

     Our customers use our services to manage their operating resources and any errors, defects or other performance problems in our services and systems could result in financial or other damages to our customers. Although our agreements with our customers typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions.

     Our service automatically screens by keyword all listings submitted by end-users for certain types of goods. This screening is not foolproof and some of these products and services could contain performance or other problems. We may not be able to successfully avoid civil or criminal liability for problems related to the products and services sold through the FairMarket Network. Even if we are successful, any such claims or litigation could still require expenditure of management time and other resources to defend ourselves. Liability of this sort could require us to implement measures to reduce our exposure to this liability, which may require us, among other things, to expend substantial resources or to discontinue certain service offerings or to take precautions to ensure that certain products and services are not available through the FairMarket Network.

     In addition, deliveries of products purchased through the FairMarket Network that are nonconforming, late or are not accompanied by information required by applicable law or regulations, could expose us to liability or result in decreased adoption and use of our Internet-based purchasing solutions, which could have a negative effect on our business, results of operations and financial condition.

               RISKS RELATED TO THIS OFFERING OF OUR COMMON STOCK

THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK.

     Before this offering, there has been no public market for our common stock. Although we expect our common stock to be quoted on the Nasdaq National Market, an active trading market for our shares may not develop or be sustained following this offering. Purchasers in this offering may not be able to resell their shares at prices equal to or greater than the initial public offering price. The initial public offering price will be determined through negotiations between us and the underwriters and may not be indicative of the market price for these shares following this offering. You should read "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

OUR EXISTING STOCKHOLDERS WILL CONTROL ALL MATTERS REQUIRING A STOCKHOLDER VOTE.

     Upon the closing of this offering, our management and principal
stockholders will control approximately      % of our outstanding stock. If all
of these stockholders were to vote together as a group, they would have the ability to exert significant influence over our Board of Directors and its policies. For instance, these stockholders will be able to control the outcome of all stockholder votes, including votes concerning director elections, by-law amendments and possible mergers, corporate control contests and other significant corporate transactions. See "Principal Stockholders." Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving FairMarket or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of FairMarket, which in turn could have an adverse effect on the market price of our common stock. See "Principal Stockholders."

PROVISIONS OF DELAWARE LAW AND OF OUR CHARTER AND BY-LAWS MAY MAKE A TAKEOVER MORE DIFFICULT.

     Provisions in our certificate of incorporation and by-laws and in the Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt which is opposed by our management and Board of Directors. Public stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, prior to the closing of this offering, we will have a staggered Board of Directors, which will make it difficult for stockholders to change the composition of the Board of Directors in any one year. These anti-takeover provisions could substantially impede the ability of public stockholders to change our management and Board of Directors, which may reduce the market price of our common stock.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

     The initial public offering price per share will be substantially higher than the net tangible book value per share immediately after the offering. If you purchase common stock in this offering, you will incur immediate and substantial dilution in the net tangible book value per share of the common stock from the price you paid. We also have a large number of outstanding warrants and employee stock options to purchase our common stock with exercise prices significantly below the initial public offering price of the common stock. To the extent these warrants or options are exercised, there will be further dilution. See "Dilution" and "Principal Stockholders."

OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE.

     The stock market has, from time to time, experienced extreme price and volume fluctuations. Many factors may cause the market price for our common stock to decline, perhaps substantially, following this offering, including:

     - failure to meet our development milestones;

     - the demand for our common stock;

     - revenues and operating results failing to meet the expectations of securities analysts or investors in any quarter;

     - downward revisions in securities analysts' estimates or changes in general market conditions;

     - technological innovations by competitors or in competing technologies;

     - investor perception of our industry or our prospects; and

     - general technology or economic trends.

     In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We may be involved in securities class action litigation in the future. Such litigation often results in substantial costs and a diversion of management's attention and resources and could have a material adverse effect on our business, financial condition and results of operations.

FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE.

     Sales of substantial amounts of our common stock in the public market following this offering, or the perception that a large number of shares are available for sale, could cause the market price of our common stock to decline. After this offering, shares owned by our current stockholders and holders of options and warrants to acquire our common stock, on a fully diluted basis assuming exercise of all options and warrants, including those held by our
executive officers and directors, are expected to constitute approximately   %
of the outstanding shares of our common stock, or   % if the underwriters'
over-allotment option is exercised in full. Following the expiration of a 180-day "lock-up" period to which substantially all of the shares held by our current stockholders will be subject, the holders of those shares will in general be entitled to dispose of those shares. Moreover, Deutsche Bank Securities, Inc. may, in its sole discretion and at any time without notice, release those holders from the sale restrictions on their shares. In addition to the adverse effect a price decline could have on holders of our common stock, such a decline would likely impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

     After this offering, the holders of approximately             shares of our
common stock (including shares issuable upon the exercise of outstanding warrants) will have rights, subject to some conditions, to require us to file registration statements covering their shares, or to include their shares in registration statements that we may file for FairMarket or other stockholders. By exercising their registration rights and selling a large number of shares, these holders could cause the price or our common stock to decline. Furthermore, if we were to include in a FairMarket-initiated registration statement shares held by those holders pursuant to the exercise of their registration rights, those sales could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

WE MAY SUFFER SERVICE INTERRUPTIONS OR TECHNICAL FAILURES DUE TO THE YEAR 2000 COMPUTER PROBLEM ON OUR OWN SYSTEMS OR SYSTEMS OF THIRD PARTIES.

     The failure of our internal systems to be year 2000 compliant could temporarily prevent us from providing service to our customers, issuing invoices and developing new services and service enhancements, and could require us to devote significant resources to correct such problems. Due to the general uncertainty inherent in the year 2000 computer problem, which results from the uncertainty of the year 2000 readiness of third-party suppliers and vendors, we are unable to determine at this time whether the consequences of year 2000 failures will have a material impact on our business, results of operations or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE WILL HAVE BROAD DISCRETION AS TO THE USE OF THE PROCEEDS FROM THIS OFFERING.

     Our Board of Directors and our management will have broad discretion over the use of the net proceeds of this offering. Investors will be relying on the judgment of our Board of Directors and our management regarding the application of the proceeds of this offering. See "Use of Proceeds."

WE DO NOT INTEND TO PAY DIVIDENDS.

     We have never declared or paid any cash dividends on shares of our common stock. We currently intend to retain our earnings, if any, for future growth and, therefore, do not anticipate paying any dividends in the foreseeable future.

                           FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different than any expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

     We estimate that the net proceeds to us from the sale of our common stock
in this offering will be approximately $          million, at an assumed initial
offering price of $     per share and after deducting the estimated underwriting
discounts and commissions and our estimated offering expenses. We anticipate that we will use the net proceeds for general corporate purposes, including working capital, funds for operations, capital expenditures and potential acquisitions. Until allocated for specific use, we will invest these proceeds in government securities and other short-term, investment-grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our common stock. We currently intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion, and restrictions imposed by lenders, if any.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 1999:

     - on an actual basis;

     - on a pro forma basis giving effect to: (1) the issuance, as of September 30, 1999, of 16,312,885 shares of common stock in connection with the conversion of all our outstanding preferred stock into common stock; (2) the expiration of a put option on 2,500,000 shares of our Series D Convertible Preferred Stock, which convert into 2,500,000 shares of common stock, upon the closing of this offering; and (3) the receipt of $5.0 million of stock subscriptions receivable from Excite, Inc. due upon the closing of this offering; and

     - on a pro forma as adjusted basis to reflect the preceding pro forma
       adjustments and the sale of           shares of common stock in this
       offering at an assumed initial public offering price of $     per share,
       after deduction of estimated underwriting discounts and commissions and our estimated offering expenses and the use of the net proceeds as described in "Use of Proceeds."

     The table excludes 9,046,062 shares of common stock issuable upon exercise of warrants and employee stock options outstanding at September 30, 1999 at a weighted average exercise price of $1.14 per share.

                                                                     AS OF SEPTEMBER 30, 1999
                                                              ---------------------------------------
                                                                                          PRO FORMA
                                                               ACTUAL      PRO FORMA     AS ADJUSTED
                                                              ---------    ----------    ------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Series D Convertible Preferred Stock $0.001 par value,
  10,000,000 shares authorized, 2,500,000 shares issued and
  outstanding, subject to a put option at $7.00 per share,
  actual; none issued and outstanding on a pro forma and pro
  forma as adjusted basis...................................  $ 17,500      $     --          $--
Stockholders' equity (deficit)
  Series A Convertible Preferred Stock, $0.001 par value;
     754,603 shares authorized, 754,603 shares issued and
     outstanding, actual; none issued and outstanding on a
     pro forma and pro forma as adjusted basis..............       498            --          --
  Series B Convertible Preferred Stock, $0.001 par value;
     1,890,000 shares authorized, 1,890,000 issued and
     outstanding, actual; none issued and outstanding on a
     pro forma and pro forma as adjusted basis..............     2,083            --          --
  Series C Convertible Preferred Stock, $0.001 par value;
     6,168,282 shares authorized, 6,168,282 issued and
     outstanding, actual; none issued and outstanding on a
     pro forma and pro forma as adjusted basis..............    10,527            --          --
  Series D Convertible Preferred Stock, $0.001 par value;
     10,000,000 shares authorized, 5,000,000 issued and
     outstanding, actual; none issued and outstanding on a
     pro forma and pro forma as adjusted basis..............    34,970            --          --
  Common Stock, $0.001 par value; 36,000,000 shares
     authorized, 5,049,992 shares issued and outstanding,
     actual; 21,362,877 and           shares issued and
     outstanding on a pro forma and pro forma as adjusted
     basis..................................................         5            21
  Additional paid-in capital................................    33,745        99,307
  Deferred compensation and equity related charges..........   (53,590)      (53,590)
  Stock subscription receivable.............................   (17,500)      (12,500)
  Accumulated deficit.......................................    (7,746)       (7,746)
                                                              --------      --------
     Total stockholders' equity.............................     2,992        25,492
                                                              --------      --------          --
          Total capitalization..............................  $ 20,492      $ 25,492          $--
                                                              ========      ========          ==

                                    DILUTION

     As of September 30, 1999, we had a pro forma net tangible book value of $25,492,251, or $1.19 per share of common stock. Pro forma net tangible book value per share is equal to our total tangible assets less total liabilities, divided by the pro forma number of shares of our outstanding common stock. After
giving effect to the issuance of           shares of common stock offered hereby
at an assumed initial public offering price of $     per share, and after
deducting the estimated underwriting discounts and commissions and our estimated offering expenses, our pro forma net tangible book value as adjusted, as of
September 30, 1999, would have been approximately $     , or approximately
$     per pro forma share of common stock. This represents an immediate increase
in pro forma net tangible book value of $     per share to our existing
stockholders and an immediate dilution of $     per share to new investors in
this offering. If the initial public offering price is higher or lower than
$     per share, the dilution to new stockholders will be higher or lower, respectively. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............           $
Pro forma net tangible book value per share before this
offering....................................................  $
  Increase per share attributable to new investors..........  $
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................           $
                                                                       ------
Dilution per share to new investors.........................           $
                                                                       ======

     The following table summarizes, on a pro forma basis as of September 30, 1999, the difference between existing stockholders and the new investors with respect to the number of shares of common stock purchased, the total consideration paid and the average price per share paid. The table assumes that
the initial public offering price will be $     . If the underwriters'
over-allotment option is exercised in full, the number of shares held by
existing stockholders will decrease to      , or      % of the total number of
shares of common stock outstanding after the offering, and will increase the
number of shares held by new investors to                , or      % of the
total number of shares of common stock outstanding after the offering.

                            SHARES PURCHASED         TOTAL CONSIDERATION
                          ---------------------    -----------------------    AVERAGE PRICE
                            NUMBER      PERCENT       AMOUNT       PERCENT      PER SHARE
                          ----------    -------    ------------    -------    -------------
Existing stockholders...                      %    $                     %       $
New investors...........
                          ----------     -----     ------------     -----        ------
  Total.................                 100.0%    $                100.0%       $
                          ==========     =====     ============     =====        ======

     The discussion and table exclude:

     - shares that may be issued by us upon exercise of the underwriters' over-allotment option;

     - 9,046,062 shares of common stock subject to outstanding warrants and employee stock options at September 30, 1999 at a weighted average exercise price of $1.14 per share; and

     - an aggregate of 857,987 shares available for future grant under our stock option plans.

     To the extent the warrants and options are exercised and the underlying shares are issued, there will be further dilution to new investors. See "Risk Factors" and the notes to our financial statements included elsewhere in this prospectus.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with our financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data included elsewhere in this prospectus.

     The following tables present selected financial data for the period from February 20, 1997 (date of inception) through December 31, 1997, the year ended December 31, 1998 and the nine-month periods ended September 30, 1998 and 1999. The statement of operations data for the period from inception through December 31, 1997 and for the year ended December 31, 1998 and the balance sheet data as of December 31, 1997 and 1998 have been derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the nine months ended September 30, 1998 and 1999 and the balance sheet data as of September 30, 1999 are derived from our unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position for those periods. The data for the nine-month period ended September 30, 1999 are not necessarily indicative of results for the year ending December 31, 1999 or any future period.

     Unaudited pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into common stock as if such shares had converted immediately upon issuance.

                                                 YEARS ENDED         NINE MONTHS ENDED
                                                DECEMBER 31,           SEPTEMBER 30,
                                            ---------------------    -----------------
                                             1997(1)       1998       1998      1999
                                            ----------    -------    ------    -------
                                                                        (UNAUDITED)
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue...................................  $        3    $     4    $    2    $   891
Operating expenses
  Cost of revenue.........................          --         --        --        422
  Sales and marketing.....................         279        683       546      3,144
  Development and engineering.............          94        314       196      1,265
  General and administrative..............         234        426       273      1,058
  Equity related charges..................          --         --        --      1,037
                                            ----------    -------    ------    -------
     Total operating expenses.............         607      1,423     1,015      6,926
                                            ----------    -------    ------    -------
Loss from operations......................        (604)    (1,419)   (1,013)    (6,035)
Interest income, net......................           3         31        27        279
                                            ----------    -------    ------    -------
Net loss..................................  $     (601)   $(1,388)   $ (986)   $(5,756)
                                            ==========    =======    ======    =======
Basic and diluted net loss per share......  $    (0.15)   $ (0.30)   $(0.22)   $ (1.16)
                                            ==========    =======    ======    =======
Shares used in computing basic and diluted
  net loss per share......................       4,073      4,571     4,527      4,970
Unaudited pro forma basic and diluted net
  loss per share..........................                ($ 0.21)             $ (0.43)
                                                          -------              -------
                                                          -------              -------
Shares used in computing pro forma basic
  and diluted net loss per share..........                  6,764               13,480

-------------------------
(1) Period from February 20, 1997 (date of inception) to December 31, 1997.

                                                                     SEPTEMBER 30, 1999
                                                 DECEMBER 31,      ----------------------
                                                ---------------                PRO FORMA
                                                 1997      1998    ACTUAL     AS ADJUSTED
                                                -------    ----    -------    -----------
                                                                        (UNAUDITED)
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents, net................  $ 1,129    $540    $18,855      $
Property, plant and equipment, net............       49     199      2,340
Working capital...............................    1,123     458     18,152
Total assets..................................    1,260     771     22,046
Series D Convertible Preferred Stock $0.001
  par value, 2,500,000 shares issued and
  outstanding subject to a put option at $7.00
  per share and none issued and outstanding on
  a pro forma and pro forma as adjusted
  basis.......................................       --      --     17,500
Total stockholders' equity....................  $ 1,172    $658    $ 2,992      $

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes to those statements included elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Our actual results could differ materially from those contained in the forward-looking statements. Factors that may cause such differences include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     FairMarket, Inc. was formed as a Delaware corporation in February 1997 and is headquartered in Woburn, Massachusetts. From our inception through May 1998, we devoted substantially all of our efforts to our initial business model of matching buyers and sellers of computer products and peripherals utilizing our own Internet auction web site. Product sales were transacted directly between the buyer and the seller, with the Company earning a transaction fee based on the dollar amount of completed sales and, beginning in May 1998, a fee for listing products on our auction site. In December 1998, we began to execute our current business model involving the offering of outsourced, private-label auction solutions as described under "Business." From December 31, 1998 to November 30, 1999, our employee base has grown from 11 to 133 employees.

     Our primary offering is a private-label online auction solution that enables our customers to rapidly deploy a flexible, custom-branded Internet auction site without making a significant investment in technology, personnel or other infrastructure. By maintaining customer auction sites on a central system, we are able to aggregate the goods and services from our customers' auction sites and distribute these listings across the FairMarket Network. The result is a highly liquid auction environment with a large number of potential buyers and a broad range of products available for purchase. Two important and distinct customer groups form the FairMarket Network: merchants and online community sites.

     From December 31, 1998 to September 30, 1999, the number of auction sites in the FairMarket Network grew to more than 60 auction sites. The number of registered users of auction sites provided and maintained by FairMarket has grown to over 200,000 as of September 30, 1999.

     We derive revenue from service fees, which consist of site implementation, monthly operating and support fees and professional service fees, and network fees. We generally charge a one time set-up fee for the design, development and implementation of an auction site. The set-up fee varies depending on the nature of the auction site, the anticipated complexity of the auction site and whether standard or expedited implementation is requested. The set-up fee is deferred and recorded as revenue over the term of the related agreement. Monthly service fees are generally charged to customers and cover hosting services, basic direct customer support services, end-user customer support services, services for online billing and collection of fees, and fraud protection services. Service fees vary by customer depending on the required level of services and anticipated level of auction site activity. We also offer premium direct customer services and other professional services for additional fees.

     Network fees consist of our share of transaction, listing and merchandizing fees charged to our customers or their end-users. Merchant customers pay transaction fees at varying percentages based on the gross proceeds from the sale of their listed products and services, whether sold on their auction sites or on other FairMarket Network sites. Community customers pay transaction fees from the sale of the items that are listed through the community auction site and are sold either on their auction sites or on other member sites of the FairMarket Network. The fee percentages vary by customer depending on the anticipated level of auction activity on the customer's site. Communities receive a percentage of the gross proceeds from the sale of items that are listed directly through other auction sites in the FairMarket Network and sold through the community auction site. We record revenue net of amounts shared with our customers.

     At no point during the auction process do we take possession of either the products being sold or the buyers' payment for the item. Because merchants and individual sellers, rather than FairMarket, sell the items listed, we have no cost of goods sold, procurement, or carrying or shipping costs and no inventory risk related to the items sold at auction. Our rate of expense growth is primarily driven by increases in personnel, increases in advertising and promotional activities and increases in product development and engineering costs.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth, for the periods presented, certain quarterly data from our statements of operations. The unaudited quarterly information has been derived from our unaudited financial statements which, in management's opinion, have been prepared on a basis consistent with the financial statements contained elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. This information should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the results that may be expected for any future period.

                                               THREE MONTHS ENDED
                          -------------------------------------------------------------
                          SEPT. 30,   DEC. 31,    MAR. 31,     JUNE 30,      SEPT. 30,
                            1998        1998        1999         1999          1999
                          ---------   ---------   ---------   -----------   -----------
Revenue.................  $   1,419   $   1,336   $  55,150   $   164,269   $   672,003
Operating expenses:
     Cost of revenue....         --          --      46,719        89,205       286,518
     Sales and
       marketing........     96,988     137,318     211,604       836,511     2,096,372
     Development and
       engineering......     80,201     117,405     196,071       403,379       665,163
     General and
       administrative...     84,152     153,513     152,418       373,978       531,136
     Equity related
       charges..........         --          --       1,993        48,033       987,227
                          ---------   ---------   ---------   -----------   -----------
       Total operating
          expenses......    261,341     408,236     608,805     1,751,106     4,566,416
                          ---------   ---------   ---------   -----------   -----------
  Loss from
     operations.........   (259,922)   (406,900)   (553,655)   (1,586,837)   (3,894,413)
  Interest income,
     net................      6,834       4,275      47,162       108,386       123,511
                          ---------   ---------   ---------   -----------   -----------
  Net loss..............  $(253,088)  $(402,625)  $(506,493)  $(1,478,451)  $(3,770,902)
                          =========   =========   =========   ===========   ===========

  REVENUES

     Our revenues did not materially change during the last two quarters of the year ended December 31, 1998 and increased during each of the first three quarters of 1999. During the last two quarters of 1998, our revenue was derived primarily from transaction fees from the sale of computer equipment and peripherals on our former auction web site. In December 1998, we began offering an outsourced, private-label auction solution. Revenue increased during each of the first three quarters of 1999 primarily as a result of the increase in the number of our customers, growth in the number of listings in the FairMarket Network and growth in the number of auction transactions that have successfully been completed.

  COST OF REVENUE

     Cost of revenue consists of costs of providing direct customer support services (which includes costs associated with the implementation of a customer's auction site and the cost of ongoing direct customer support services), end-user customer support services, depreciation of network equipment, fees paid to network providers for bandwidth, and monthly fees paid to third-party network providers. Cost of revenue increased substantially between the first and second quarters of 1999 in absolute dollars but decreased over such period as a percentage of revenue. In the third quarter of 1999, cost of revenue increased substantially both in absolute dollars and as a percentage of revenue compared to the second quarter of 1999. The increases in cost of revenue during 1999 are primarily due to increases in personnel-related expenses relating to increased hiring to support our anticipated growth and, to a lesser extent, an increase in costs for the provision and maintenance of the FairMarket Network.

  SALES AND MARKETING

     Our sales and marketing expenses primarily consist of compensation for sales and marketing personnel, advertising, trade show and other promotional costs, expenses for creative design of advertising and marketing programs, and related overhead costs. Sales and marketing expenses have increased substantially from the third quarter of 1998 through the third quarter of 1999, primarily due to increases in compensation associated with additional sales and marketing personnel and, in the second and third quarters of 1999, increases in advertising and promotional expenses. We expect to continue to substantially increase our sales and marketing activities in future quarters, particularly our advertising and promotional activities, and to substantially increase our sales force over the next year, and therefore anticipate that sales and marketing expenses will continue to increase substantially over the near term. We also anticipate that sales and marketing expenses will increase as a result of our advertising agreement with Excite, Inc., pursuant to which we have committed to purchase online banner and other advertising services from Excite in an amount equal to $2.5 million during each quarter of the years 2000 and 2001, for a total of $20 million, of which $17.5 million has been prepaid to Excite through Excite's withholding the payment for 2,500,000 shares of our Series D Convertible Preferred Stock.

  DEVELOPMENT AND ENGINEERING

     Our development and engineering expenses primarily consist of compensation for development and engineering personnel, payments to outside contractors and, to a lesser extent, depreciation of equipment and related overhead costs. We expense development and engineering costs as they are incurred. Development and engineering costs have increased substantially during each quarter since the third quarter of 1998 as a result of increases in the number of our development and engineering personnel. We expect that development and engineering expenses will continue to increase in future quarters, primarily as a result of the hiring of additional development and engineering personnel to support our anticipated growth.

  GENERAL AND ADMINISTRATIVE

     Our general and administrative expenses primarily consist of compensation for general and administrative personnel and fees for outside contractors. General and administrative expenses have increased significantly since the third quarter of 1998. The increases have primarily resulted from an increase in fees for outside contractors used in recruiting personnel across all functional areas. We expect that general and administrative expenses will continue to increase in future quarters as we continue to build our infrastructure.

  EQUITY RELATED CHARGES

     Equity related charges consist of the amortization of (1) deferred stock compensation resulting from the grant of stock options to employees at exercise prices subsequently deemed to be less than the fair value of the common stock on the grant date and (2) the fair value of warrants issued to strategic partners and shares of our Series D Convertible Preferred Stock issued to strategic partners at prices below their fair value. At September 30, 1999, deferred stock compensation relating to employee stock options, which is a component of stockholders' equity, totaled approximately $3.7 million, net of amortization of $216,070. This amount is being amortized ratably over the vesting periods of the applicable stock options, typically four years, with 25% vesting on the first anniversary of the grant date and the balance vesting 6.25% quarterly thereafter. We expect to incur equity related compensation expense of at least $471,000 in 1999, $981,000 in 2000, $979,000 in 2001, $979,000 in 2002 and
$506,000 in 2003.

     At September 30, 1999, other deferred equity related charges, which is a component of stockholders' equity, totaled approximately $49.9 million, net of amortization of $821,183. This amount is being amortized ratably over the terms of the related agreements, from three to five years. We expect to incur expenses of at least $3.7 million in 1999, $11.7 million in 2000, $11.7 million in 2001, $10.6 million in 2002, $7.8 million in 2003, and $5.2 million in 2004.

     In connection with our auction services agreement with Lycos, we issued to Lycos a performance-based warrant for the purchase of common stock which will be valued when earned, recorded as deferred equity related charges and amortized over the remaining term of the contract.

  INTEREST INCOME, NET

     Interest income, net, consists of interest earned on cash and cash equivalents, offset by interest expense. Interest expense has not been material during any of the quarters since the third quarter of 1998. Interest income increased substantially in the first quarter of 1999 compared to the prior quarter due to higher average cash balances resulting from the sale of shares of our Series C Convertible Preferred Stock in February 1999, the proceeds of which totaled approximately $10.5 million. The increase in interest income in the second quarter of 1999 compared to the first quarter of 1999 reflects a full quarter's impact of the investment of the proceeds from the sale of the Series C Convertible Preferred Stock, partially offset by cash used in operations. Interest income increased from the second to the third quarter of 1999 due to higher average cash balances resulting from the sale of the Series D Convertible Preferred Stock in August and September 1999, the cash proceeds of which totaled approximately $14.0 million.

RESULTS OF OPERATIONS FOR PERIOD OF INCEPTION THROUGH DECEMBER 31, 1997 AND THE YEAR ENDED DECEMBER 31, 1998

     For the period from inception through December 31, 1997 ("fiscal 1997") our net loss was $601,575. For year ended December 31, 1998, our net loss was approximately $1.4 million. The net loss increased $786,722 from fiscal 1997 to 1998 due to an increase in total operating expenses of $816,174, partially offset by an increase in interest income.

  REVENUE

     During fiscal 1997 and 1998, our revenue was derived primarily from transaction fees from the sale of computer equipment and peripherals on our former auction web site. Our revenue increased from $2,523 for fiscal 1997 to $3,784 in 1998 primarily due to the growth in transaction fees on transactions conducted through our former auction site.

  OPERATING EXPENSES

     Total operating expenses increased by $816,174, from $607,082 for fiscal 1997 to approximately $1.4 million for 1998. Sales and marketing expenses increased by $404,511, from $278,633 for fiscal 1997 to $683,144 in 1998. This increase was primarily due to increased personnel expenses and, to a lesser extent, increases in advertising and promotional expenses and related overhead expenses. Development and engineering expenses increased by $219,248, from $94,406 for fiscal 1997 to $313,654 in 1998, primarily due to increased engineering personnel expenses in 1998. General and administrative expenses increased by $192,415, from $234,043 for fiscal 1997 to $426,458 in 1998. This increase was primarily attributable to contract services relating to business development and accounting and finance.

  INTEREST INCOME

     Interest income was $4,415 for fiscal 1997 and $31,256 for the year ended December 31, 1998. The increase in interest income of $26,841 is primarily due to a higher average cash balance during 1998 compared to fiscal 1997. In December 1997, we completed the sale of 1,170,000 shares of our Series B Convertible Preferred Stock, the net proceeds of which totaled approximately $1.3 million, and in August 1998, we completed the sale of 720,000 additional shares of our Series B Convertible Preferred Stock, the net proceeds of which totaled $795,066.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999

     For the nine months ended September 30, 1998, our net loss was $985,672. For the nine months ended September 30, 1999, our net loss was approximately $5.8 million. The increase in net loss of approximately $4.8 million is primarily due to an increase in total operating expenses of approximately $5.9 million over such periods, partially offset by an increase in revenue of $888,974 and an increase in interest income of $257,305.

  REVENUE

     During 1998, our revenue was derived primarily from transaction fees charged to sellers of computer equipment and peripherals on our former auction web site. In December 1998, we began offering an outsourced, private-label auction solution to merchant customers and online community customers, deriving our revenue from monthly service fees and a share of fees from transactions completed on auction sites participating in the FairMarket Network. Total revenue was $2,448 for the nine months ended September 30, 1998 and $891,442 for the nine months ended September 30, 1999. The increase in revenue is primarily due to an increase in monthly service revenue generated from customers that joined the FairMarket Network in 1999. The one-time set-up fees we charge for the implementation of auction sites are deferred and recorded as revenue over the term of the related contracts. At September 30, 1999, there was $252,531 of deferred revenue relating to set-up fees. We also defer recognition of transaction fee revenue arising from our contracts with Microsoft and Excite. See "-- Microsoft and Excite Contracts" below.

  COST OF REVENUE

     Cost of revenue was not material during 1998. For the nine months ended September 30, 1999, cost of revenue was $422,442. Cost of revenue consists of costs for both direct and auction site end-user customer support, depreciation of network equipment, fees paid to network providers for bandwidth and monthly fees paid to third-party network providers. The increase in cost of revenue is primarily due to increases in personnel-related expenses relating to the increase in our employee base across all functions to support our anticipated growth, and, to a lesser extent, an increase in costs for the provision and maintenance of the FairMarket Network.

  SALES AND MARKETING

     Sales and marketing expenses increased by approximately $2.6 million, from $545,826 for the nine months ended September 30, 1998 to approximately $3.1 million for the nine months ended September 30, 1999. This increase primarily resulted from the building of a sales and marketing organization, and the commencement during the third quarter of 1999 of a significant increase in advertising and promotional activities.

  DEVELOPMENT AND ENGINEERING

     Development and engineering expenses increased by approximately $1.1 million, from $196,249 for the nine months ended September 30, 1998 to approximately $1.3 million for the nine months ended September 30, 1999. This increase was primarily due to the hiring of additional engineering personnel and other engineering costs incurred to enhance and scale our online auction system and the FairMarket Network.

  GENERAL AND ADMINISTRATIVE

     General and administrative expenses increased by $784,587, from $272,945 for the nine months ended September 30, 1998 to approximately $1.1 million for the nine months ended September 30, 1999. This increase was primarily due to building finance and human resources departments combined with external recruiting contractor costs supporting all functional areas.

  EQUITY RELATED CHARGES

     Equity related charges consist of the amortization of (1) deferred stock compensation resulting from the grant of stock options to employees at exercise prices subsequently deemed to be less than the fair value of the common stock on the grant date and (2) the fair value of warrants issued to strategic partners and shares of our Series D Convertible Preferred Stock issued to strategic partners at prices below their fair value. At September 30, 1999, deferred stock compensation, which is a component of deferred compensation and equity related charges in stockholders' equity, totaled approximately $3.7 million, net of amortization of $216,070. This amount is being amortized ratably over the vesting periods of the applicable stock options, typically four years, with 25% vesting on the first anniversary of the grant date and the balance vesting 6.25% quarterly thereafter. We expect to incur equity related compensation expense of at least $471,000 in 1999, $981,000 in 2000, $979,000 in 2001, $979,000 in 2002
and $506,000 in 2003.

     At September 30, 1999, other deferred equity related charges, which is a component of stockholders' equity, totaled approximately $49.9 million, net of amortization of $821,183. This amount is being amortized ratably over the terms of the related agreements, from three to five years. We expect to incur expenses of at least $3.7 million in 1999, $11.7 million in 2000, $11.7 million in 2001, $10.6 million in 2002, $7.8 million in 2003 and $5.2 million in 2004.

  INTEREST INCOME

     Interest income was $26,981 for the nine months ended September 30, 1998 and $284,286 for the nine months ended September 30, 1999. The increase in interest income of $257,305 is primarily due to a higher average cash balance during 1999 compared to 1998. The average cash balance increased in 1999 compared to 1998 primarily due to the sale of shares of our convertible preferred stock, partially offset by increases in the use of cash in operations and in investing activities. In February 1999, we completed the sale of approximately 6,168,000 shares of our Series C Convertible Preferred Stock, from which the net proceeds totaled approximately $10.5 million, and in August and September 1999, we completed the sale of 5,250,000 and 2,250,000 shares, respectively, of our Series D Convertible Preferred Stock, the net cash proceeds of which totaled approximately $14.0 million.

MICROSOFT AND EXCITE CONTRACTS

     We have agreements with Microsoft and Excite which provide that, if these companies drive more than a specified level of Internet traffic to the FairMarket Network through their Internet portal sites, we will guarantee them a minimum level of transaction fee revenue regardless of actual transaction fee revenue earned by the companies. If the minimum revenues are not met, we will be obligated to make payments for the difference between the actual revenue earned by each of the companies and the minimum guaranteed revenue. Our agreement with Microsoft provides for minimum guaranteed revenue of $5.0 million, $10.0 million, $10.0 million, $15.0 million and $20.0 million for 2000, 2001, 2002, 2003 and 2004, respectively. Our agreement with Excite provides for minimum guaranteed revenue of $0.8 million, $2.1 million, $4.6 million, $7.0 million and $8.4 million for 2000, 2001, 2002, 2003 and 2004, respectively.

     We defer recognition of revenue on our share of transaction fees under these agreements until Microsoft and Excite receive the minimum guaranteed revenue or until they fail to meet their performance targets.

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have financed our operations primarily through private sales of capital stock to financial and strategic investors, the net proceeds of which totaled approximately $26.6 million as of September 30, 1999. At September 30, 1999, cash and cash equivalents totaled approximately $18.9 million.

     Cash used in operating activities was $953,844 for the nine months ended September 30, 1998 and approximately $3.9 million for the nine months ended September 30, 1999. Net cash flows from operating activities in each period reflect increasing net losses and, to a lesser extent, an increase in accounts receivable and prepaid expenses, offset in part by increases in accounts payable, deferred revenue and accrued expenses.

     Cash used in investing activities was $89,730 for the nine months ended September 30, 1998 and approximately $2.3 million for the nine months ended September 30, 1999. Net cash used for investing activities in each period reflects purchases of property and equipment, primarily the purchase of computer equipment. During the nine months ended September 30, 1999, we purchased computers and servers at a total cost of approximately $2.2 million to support the expansion of the FairMarket Network and to provide computers and equipment for new employees hired during that period.

     Cash provided by financing activities was $847,494 for the nine months ended September 30, 1998 and approximately $24.5 million for the nine months ended September 30, 1999. Cash provided by financing activities for these periods was derived primarily from private sales of our convertible preferred stock.

     In addition to other costs relating to the expansion of our business, we anticipate making substantial expenditures during the first quarter of 2000 as part of the continued expansion of the FairMarket Network, the build-out of our additional office space and the acquisition of back-up computer facilities.

     We believe that the net proceeds from this offering, together with our current cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities. If additional funds are raised through the issuance of debt securities, these securities could have rights, preferences and privileges senior to those accruing to holders of our common stock, and the terms of this debt could impose restrictions on our operations. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders, and we cannot be certain that additional financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned technology, services or product development and sales and marketing efforts, which could harm our business, financial condition and operating results.

     We consider all highly liquid investment instruments purchased with an original maturity of three months or less to be cash equivalents. We invest our cash and cash equivalents in an overnight investment account, commercial paper and a money market account. We place our cash and temporary cash investments with financial institutions which management believes are of high credit quality.

     We have not entered into any financial derivative instruments that expose us to material market risk.

YEAR 2000 COMPLIANCE

     Impact of Year 2000 Computer Problem. The year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruption of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     State of Readiness of our Service. We have designed the FairMarket Network and our service offerings for use in the year 2000 and beyond. We believe they are year 2000 compliant. We have successfully tested the FairMarket Network and our service offerings for year 2000 compliance. However, our network is constructed from sophisticated hardware and software products supplied by other vendors. We cannot evaluate whether all of these constituent products are year 2000 compliant. We may face claims based on year 2000 problems in other companies' products or based on issues arising from the integration of multiple third-party products within the overall network. Although no such claims have been made against us, we may in the future be required to defend our service in legal proceedings, which could be expensive regardless of the merits of such claims.

     State of Readiness of our Internal Systems. Our business may be affected by year 2000 issues related to noncompliant internal systems developed by us or by third-party vendors. Our material third-party vendors have stated that they are year 2000 compliant. We are not currently aware of any year 2000 problems relating to any of our material internal systems. We have successfully tested all such systems for year 2000. We do not believe that we have any significant systems that contain embedded chips that are not year 2000 compliant. Our internal operations and business are also dependent upon the computer-controlled systems of third parties such as our suppliers, customers or other service providers. We believe that, absent a systemic failure outside our control, such as a prolonged loss of electrical or telephone service, year 2000 problems at third parties such as manufacturers, suppliers, customers and service providers will not have a material impact on our operations. If our manufacturers, suppliers, vendors, partners, customers and service providers fail to correct their year 2000 problems, these failures could result in an interruption in, or a failure of, our normal business activities and services. If a year 2000 problem occurs, it may be difficult to determine which party's products have caused the problem. These failures could interrupt our operations and damage our relationships with our customers. Due to the general uncertainty inherent in the year 2000 problem resulting from the readiness of third-party manufacturers, suppliers and vendors, we are unable to determine at this time whether year 2000 failures could harm our business and our financial results.

     Risks. The failure of our internal systems to be year 2000 compliant could temporarily prevent us from providing service to our customers, issuing invoices and developing new services and service enhancements, and could require us to devote significant resources to correct such problems. Due to the general uncertainty inherent in the year 2000 computer problem, which results from the uncertainty of the year 2000 readiness of third-party suppliers and vendors, we are unable to determine at this time whether the consequences of year 2000 failures will have a material impact on our business, results of operations or financial condition. To date, we have incurred expenses of approximately $50,000 in connection with our efforts to become year 2000 compliant and do not anticipate that any future costs associated with our year 2000 compliance efforts will be material. To mitigate the risks associated with the year 2000, we have conducted an extensive internal audit of our systems, hardware and software, and run a full-scale test of the year 2000 change on our systems. We will have engineering and systems operations staff on site for the year 2000 change in the United States.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. To date, we have not engaged in derivative and hedging activities, and accordingly do not believe that the adoption of SFAS No. 133 will have a material impact on our financial reporting and related disclosures. We will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the Effective Date of FASB Statement No. 133," in fiscal year 2000.

     We have adopted Statement of Position ("SOP") 98-1, which requires computer software costs associated with internal use software to be charged to operations as incurred until certain capitalization criteria are met. Costs eligible for capitalization under SFAS No. 86 and SOP 98-1 have been insignificant to date.

                                    BUSINESS

OVERVIEW

     FairMarket is a leading provider of networked, online dynamic pricing solutions designed to allow e-commerce participants to expand their distribution channels and create new revenue opportunities. Our primary service offering is an outsourced, private-label online auction solution for business merchants and online web communities. A key component of our auction solution, the FairMarket Network, combines goods and services from our customers' auction sites into a single seamless auction market that is accessible to potential buyers from any member community auction site. The result is a highly liquid auction environment with a large number of potential buyers and a broad range of products available for purchase. Conducting online auctions benefits our customers in several ways:

     - Merchant businesses gain a cost-effective method for selling goods, an efficient mechanism for gathering price and marketing data and the ability to attract additional traffic to their web sites.

     - Online community web sites gain an added service that increases the breadth of their offerings, enhances the experience of their users and promotes increased user traffic and loyalty, while at the same time providing the sites with expanded revenue opportunities.

     As an Internet application service provider, we provide an array of services to our customers through our scalable and reliable central operating system. Through our experience with a broad range of customers, we have developed expertise in implementing, maintaining and supporting online auction sites. This expertise allows us to significantly decrease our customers' time to market and minimize their investment in in-house engineering and support resources for these auction services.

     Our primary sources of revenue are service fees and network fees. Service fees include a site implementation fee, monthly operating and support fees and professional services fees. Network fees include our share of listing, merchandizing and transaction fees. Through November 30, 1999, more than 90% of our revenue was attributable to service fees.

     Today, over 90 businesses, including Outpost.com, CompUSA and SportsLine.com, Inc., and several top Internet portal sites, including MSN.com, Excite@Home and Lycos, are members of the FairMarket Network. Media Metrix estimates that user traffic across the main web sites of our portal customers is over 40 million unique users per month.

INDUSTRY BACKGROUND

     GROWTH OF THE INTERNET AND E-COMMERCE. The Internet has emerged as a global medium that enables millions of businesses and consumers worldwide to communicate, share information and conduct business electronically. The Internet possesses unique characteristics that differentiate it from traditional forms of media, including real-time access and instantaneous connections between merchants and consumers, between merchants and other businesses, and between individuals. Businesses and consumers are taking increasing advantage of these characteristics by conducting more of their commerce over the Internet. Forrester Research, Inc. estimates that U.S. transaction values for goods and services sold online will grow from $52 billion in 1998 to approximately $1.4 trillion in 2003. Of this amount, Forrester Research estimates that approximately $108 billion will be generated in business-to-consumer transactions, approximately $1.3 trillion will be generated in business-to-business transactions and approximately $6.4 billion will be generated in person-to-person transactions.

     NEED FOR OUTSOURCED E-COMMERCE SERVICE PROVIDERS. As more enterprises conduct business online, ensuring the quality, availability and reliability of Internet sites has become critical. In order to successfully manage and grow their online operations, businesses need reliable computer systems that can be scaled to grow with the enterprise, and the expertise and resources to continuously maintain and upgrade those systems to reflect changing technologies. As a result, many online businesses are seeking collaborative outsourcing arrangements with e-commerce service providers to reduce time to market, initial capital expenditures and online operating expenses, and to enhance their e-commerce strategies.

     EMERGENCE OF INTERNET-BASED DYNAMIC PRICING SOLUTIONS. The dominant format for traditional commercial transactions today is fixed pricing, in which sellers dictate prices to buyers. This often results from the fact that sellers traditionally have been unable to adjust prices in a timely manner to reflect the demands of buyers because they have lacked access to real-time aggregated demand information.

     The Internet is transforming traditional commerce by allowing market information to be disseminated more quickly and efficiently, in greater quantity and to a wider audience than was historically possible. These factors have reduced the need for sellers to adhere to fixed pricing and given rise to increased use of dynamic pricing in e-commerce transactions. In a dynamic pricing format, buyers and sellers determine the prices of goods on a transaction-by-transaction basis through negotiation or bidding. Dynamic pricing in the e-commerce environment allows large numbers of buyers to simultaneously indicate the prices they would be willing to pay for an item. This liquid market enables sellers to rapidly and efficiently sell their products, reducing merchandizing, holding and liquidation costs.

     Auctions are among the most well known forms of dynamic pricing. Forrester Research Inc. estimates that the value of goods and services sold through business-to-consumer and person-to-person auctions was $1.4 billion in 1998 and is projected to grow at 68% per year to $19.0 billion in 2003. Business-to-business auctions is an even larger market opportunity with an estimated transaction value of goods and services of $8.7 billion in 1998 that is projected to grow to $52.6 billion in 2002.

     THE CURRENT LANDSCAPE FOR ONLINE DYNAMIC PRICING FORMATS. Aside from our outsourced, networked solution, there are a number of other ways businesses and community web sites can participate in the online auction market, but each of them has significant disadvantages:

------------------------------------------------------------------------------------------------------
               OPTION                                         DISADVANTAGES
------------------------------------------------------------------------------------------------------
 List goods on a general third-party   - Surrender of online branding
   auction web site                    - Surrender of control of users' auction experience
                                       - Limited access to auction-generated pricing and marketing data
                                       - Limited range of pricing solutions
------------------------------------------------------------------------------------------------------
 License and install third-party       - Significant initial and ongoing investments in
   auction software                      technology, personnel and resources
                                       - Inability to scale reliably
                                       - Minimal initial traffic and bidding activity
                                       - Limited range of pricing solutions
------------------------------------------------------------------------------------------------------

 Develop auction software in-house     - Significant initial and ongoing investments in
                                         technology, personnel and resources
                                       - Minimal initial traffic and bidding activity
                                       - Limited range of pricing solutions
------------------------------------------------------------------------------------------------------

THE FAIRMARKET SOLUTION

     FairMarket provides a reliable and scalable outsourced auction solution. This solution enables customers to rapidly deploy a flexible, custom-branded Internet auction site that is seamlessly integrated with the expansive FairMarket Network. Our solution eliminates the need for customers to make significant investments in technology, personnel or other infrastructure to conduct online auctions.

     NETWORKED DISTRIBUTION. The FairMarket Network is designed to provide our customers with access to a significantly greater number of potential buyers and a broader range of products than their individual auction sites alone. By maintaining our merchant customers' listings of products and services in a central database, we are able to distribute those listings across the entire base of community auction sites in the FairMarket Network. For merchants and other sellers, listed items are seen by more web site visitors, increasing the likelihood that items will be bid on and sold. For buyers, this means a broader range of products and services for purchase, making the community sites more attractive to Internet users and increasing user traffic to their main web sites. Media Metrix estimates that user traffic across our portal customers' web sites is over 40 million unique users per month.

     OUTSOURCED SOLUTION. We develop, host and maintain our customers' auction sites on a central operating system. This enables us to rapidly deploy new auction sites, quickly and seamlessly implement new features and other enhancements with no additional cost or effort on the part of the customer, and centrally provide direct customer support, end-user support and maintenance services. This eliminates the need for our customers to develop or acquire software or hardware resources and minimizes or eliminates entirely their need to hire, train or utilize in-house engineering and support resources to develop and maintain their auction sites. Our customers can therefore remain focused on their businesses while benefiting from our outsourced e-commerce expertise.

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

     COMPREHENSIVE PRICING SOLUTIONS. FairMarket provides a comprehensive set of dynamic pricing solutions that enables e-commerce market participants to buy and sell goods efficiently. Our pricing solutions range from traditional auction formats such as English and Dutch auctions to classified listings, Quick-Win auctions and falling price auctions. Sellers can select the pricing mechanism that they believe will optimize the sale price for their goods and services and/or the time it will take to complete sales. These pricing solutions also provide buyers with an increased ability to participate in determining the price of the goods they want to purchase. We believe that the breadth of the pricing solutions currently available through our service and our ability to develop and quickly implement new pricing solutions distinguish us from our competitors and are important factors in our ability to attract and retain customers.

     PROMOTION OF CUSTOMER BRAND. Our service allows customers to promote their brands by enabling them to create private-label auction sites. A private-label site is a seamlessly integrated auction site with the look and feel of the customer's home web site. All of the features available to the end-user of a customer's auction site, including extensive search and automatic bidding capabilities, automatic email notifications to bidders and sellers and individual account tracking, are customized so that end-users are not aware that they are leaving the customer's home web site or using a third party service. The result is user-friendly auction experience with a breadth of features that enhances the end-user's visit to the customer's web site. Our customers' ability to offer this experience to their users can increase new and repeat user visits to their main web sites, thereby expanding their marketing and revenue opportunities.

     CUSTOMER CONTROL OF AUCTION SITE. As part of our service offering, we provide a web-based site configuration module that enables our customers to control the auction experience and activity on their sites. Customers can set the auction parameters for individual product and service listings, register auction site users and set transaction, listing and merchandizing fees. Because the site configuration module is located on our central system, each customer is also able to monitor and analyze current and historical activity data from its auction site to improve its sales strategies.

     RELIABILITY AND SCALABILITY. We have built a technology infrastructure with an architecture designed to be both reliable and scalable to handle additional customers, listings and user traffic. Our system provides a central point of maintenance, reducing the likelihood of system errors and the time and personnel needed to maintain and upgrade our systems. Through the addition of load-balanced servers, our system can accommodate rapid growth in user traffic and listings across the FairMarket Network without delay and without additional cost to our customers.

STRATEGY

     Our goal is to become the leading provider of outsourced, networked e-commerce services. Key elements of our strategy include:

     EXPAND THE REACH AND SCOPE OF THE FAIRMARKET NETWORK. We are dedicating sales and marketing resources to expand the reach of the FairMarket Network by increasing the number of new customers and the rate at which we obtain new customers. Our focus is on forming relationships with large businesses that have well-known brand names, quality product offerings and a desire for enhanced marketing and distribution channels. To achieve this goal, we intend to open additional U.S. and international sales offices over the next year. We may also seek to achieve this goal by entering into additional strategic relationships with Internet portal leaders and other community sites. We seek to increase awareness of the FairMarket name and recognition of our services in the business community through advertising and targeted marketing and promotional activities, and to educate traditional businesses about the many benefits of a networked e-commerce sales strategy.

     INCREASE TRAFFIC AND TRANSACTIONS ACROSS THE FAIRMARKET NETWORK. We are committed to enhancing the productivity of the FairMarket Network by turning more web site viewers into auction site participants. We intend to increase traffic through expanded merchandizing and promotional programs with our community customers. We also provide promotional and marketing advice to enhance the effectiveness of our merchant customers' auction sites. We may also enter into strategic joint marketing relationships in order to develop and implement additional marketing programs. We believe that these efforts will result in increased transaction volumes across the FairMarket Network, increasing revenue to us and our customers.

     CONTINUE TO PROVIDE NEW SERVICE OFFERINGS. We intend to expand our service offerings through internal development, new strategic relationships or acquisitions. We will continue to enhance our existing auction service features and pricing solutions and we intend to develop new e-commerce features to provide customers and their users with a comprehensive array of online buying and selling solutions. We also plan to enter into relationships with third party providers to expand our service offerings to such areas as order fulfillment, credit card and escrow services.

     EXPAND INTO ADDITIONAL INTERNATIONAL MARKETS. We intend to capitalize on the considerable market opportunities outside the United States. We currently have a presence in Australia and in the United Kingdom and we intend to further expand into these countries and continental Europe over the next year. In some cases, we may seek to reduce the costs and risks of international expansion by entering into strategic alliances with partners who can provide local sales, marketing, development and customer support personnel, contacts and cultural expertise.

     LEVERAGE OUR EXPERTISE INTO THE BUSINESS-TO-BUSINESS MARKET. We intend to leverage our auction expertise in the business-to-consumer and person-to-person markets to further penetrate the growing business-to-business market. The business-to-business market is typically characterized by large transaction sizes and volumes which could represent substantial transaction revenue for us. We intend to expand our presence in this space through increased sales and marketing efforts towards business-to-business merchants and through development of enhanced business-to-business service offerings.

THE FAIRMARKET SERVICE OFFERING

  PRICING SOLUTIONS

     Our service offering includes the following pricing formats.

     - English auctions -- Buyers bid on-line until the auction ends at a pre-determined time, usually 1 to 14 days. The item is then sold to the highest bidder. Under this format, the seller has the option of setting a reserve price, below which the listing will not be sold.

     - Quick-Win auctions -- Like an English auction, buyers bid online until the auction ends at a pre-determined time. The item is sold to the first bidder who meets the threshold price set by the seller.

     - Dutch auctions -- Used for selling multiple items. Buyers bid online until the auction ends at a pre-determined time and all winning bidders pay the same price, which is the lowest winning bid.

     - AutoMarkdown (falling price) auctions -- Available for merchant sites only, this pricing format is typically used for selling multiple quantities of a certain item. Here, the price for an item decreases over time in increments that are pre-determined by the seller, and each bid results in an actual purchase.

     - Classified listings -- Classified listings are similar to the classified listings typically published in newspapers and other publications. There is no bidding on a classified listing, and the buyer and seller communicate directly to decide on the price for the item.

  PRINCIPAL AUCTION SITE FEATURES

     In addition to the pricing formats described above, our auction service offers the following features.

     LISTING FEATURES. A merchant begins the auction process by uploading its product listings to its auction site. This can be done through periodic uploads or via integration with the merchant's back-end systems. When the merchant uploads product listings, it selects the sale parameters for each listing, including product category, pricing format and duration of the auction, special bidding, payment or shipping instructions, and export or other sale limitations. A listing placed by the merchant on its auction site is assigned a unique listing identifier and immediately becomes available for display and sale, with the merchant's chosen sale parameters, on community sites across the FairMarket Network. Each merchant listing that appears on a community site is accompanied by a listing detail page that contains graphics and a description of both the listed product and the merchant.

     Sellers on a community site generally have the same listing options as merchants. Online communities may charge sellers a fee to list items for sale on their auction sites. Our customers do not typically charge buyers for making bids or purchases.

     MERCHANDIZING FEATURES. Our service provides a merchandizing area beside the main auction activity area, which merchants can use to showcase listings of special interest or special sales events. Merchants can also link individual listings to other areas of their main web sites or to product reviews. Similarly, a seller on a community site can choose from among a variety of merchandizing options designed to highlight the seller or a specific listing. For example, a seller can, for a fee, have its name included under a list of Featured Merchants or have a specific listing included under a list of Featured Listings in a community site's merchandizing area.

     REPORTING FEATURES. Our service includes a number of reporting functions. Through our site configuration module, customers can monitor activity on specific listings as well as obtain aggregated information on bidding and sales activity for a given time period. In addition, merchants can conduct end-user based searches, listing searches and bid searches to refine their listing and pricing strategies. At the end of each day, our service emails to each of our merchant customers an encrypted report that contains order information from the day's sales to enable the merchant to fulfill those sales. We also provide our customers with periodic reports that include detail on site traffic and page views.

     EMAIL FEATURES. Our service transmits a number of automatic email messages to end-users, including registration and welcome emails, bid confirmation, losing bid notification, winning bid notification, out-bid notification, winning-again bid notification, and daily bid status updates. Customers can customize these email messages through our site configuration module. Our service also provides end-users with a shopping agent that allows buyers to choose to be notified automatically by email when products specified by the buyer become available within a price range specified by the buyer.

FAIRMARKET PROFESSIONAL SERVICES

     The following services are provided as part of our comprehensive outsourced solution.

     IMPLEMENTATION SERVICES. We work closely with each customer to build an auction site that presents the customer's desired branding and maintains the look and feel of its main web site. As part of the implementation process, we train the customer to manage all aspects of the auction experience, to access auction site activity data and to upload product and service listings to its auction site. We usually develop and launch an auction site within two to four weeks, but we can launch a site in as little as two days if a customer so requests and if the customer devotes sufficient attention to implementation.

     PROMOTIONAL AND MERCHANDIZING SERVICES. We work with the customer to develop a promotional plan to ensure the successful launch of its auction site. Following the launch of a customer's auction site, our partner services team helps the customer develop promotional and merchandizing programs designed to drive user traffic to its auction site. We also assist our customers in creating additional marketing opportunities through promotional activities such as holiday or special event auctions.

     SUPPORT SERVICES. We provide ongoing support services both to our direct customers and to their auction site end-users. Basic technical support is provided for our direct customers at no additional cost and consists of telephone or email responses to questions relating to the operation of the auction site and site access. We also provide transparent support services to our customers' end-users via email on a 24 hour per day, seven day per week basis, at no extra cost. Premium direct customer support services are available for an additional fee and include extended support service hours and an assigned account manager who assists the customer on an ongoing basis with day-to-day auction site operation and maintenance issues.

     FRAUD PROTECTION SERVICES. We provide a number of fraud protection measures for the benefit of buyers and sellers. In order to participate in an auction, all users must have a valid email address, which we verify during the registration process. Our customers can require both buyers and sellers to enter credit card numbers to post and bid on listings. We also provide a buyer and seller rating system for community sites, which allows the community to set the minimum rating that must be met for a seller to post listings to the site. Communities also have the option to offer third-party escrow services to buyers and sellers.

SALES AND MARKETING

     We sell our services through our direct sales force. Our sales personnel identify potential customers through direct contact, by responding to requests we receive by telephone or, through our web site, and through attendance at trade shows. Currently, our sales organization is located at our corporate headquarters in Woburn, Massachusetts. Over the next year, we plan to significantly increase the size of our sales force and to open additional U.S. and international sales offices as we expand the size and scope of our business.

     We have focused our marketing efforts on increasing the awareness of the FairMarket brand in the business community and generating qualified leads for our sales team. We promote the FairMarket name and services through a variety of advertising media, including print, local radio, targeted direct mail campaigns and attendance at trade shows. Our contracts generally provide for the inclusion of a FairMarket Network logo on each web page of a customer's auction site. Our partner services team is also responsible for helping our customers market and promote their auction sites.

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

NETWORK MEMBERS

     PARTICIPATING SITES. Two important and distinct customer groups form the FairMarket Network: merchants and online community sites. Merchants bring a high volume of quality, branded products to the FairMarket Network. Communities bring a high volume of individual buyers and sellers to the FairMarket Network. As of November 30, 1999, the FairMarket Network had grown to over 90 auction sites. As indicated by the following partial list, our merchant customers span a wide range of businesses, and our community customers include some of the best-known portal sites:

MERCHANT CUSTOMERS                    PORTAL CUSTOMERS (COMMUNITY SITES)
Alloy Online, Inc.                    The Boston Globe's boston.com
CompUSA, Inc.                         Excite@Home
Outpost.com                           Lycos.com
Multiple Zones International, Inc.    MSN.com
SportsLine.com, Inc.                  TicketMaster's cityauction.com
W.W. Grainger, Inc.                   Tripod.com
ZoneTrader.com, Inc.                  Xoom.com

     INTERNET PORTAL RELATIONSHIPS. Our relationships with our Internet portal and other community customers are important elements in our ability to maintain and increase user traffic across the FairMarket Network and to increase the reach of our merchant customers' auction sites. The principal terms of our strategic agreements with Microsoft, Excite, Lycos and TicketMaster Online-CitySearch are described below under "Certain Transactions with Related Parties."

TECHNOLOGY

     We have built a technological infrastructure with an architecture designed to provide reliability and scalability. We maintain a tiered architecture built on Intel-based servers and Microsoft Windows NT-based software, with multiple mid-sized web servers running Microsoft's Internet Information Server and application servers utilizing a Microsoft SQL Server database and proprietary FairMarket applications. Each customer auction site is maintained on scalable, load-balanced web servers. A shared, secure administrative server is used for auction site internal administrative traffic and reporting activities and for diagnostic and performance monitoring of the auction sites. The FairMarket Network is available on a 24 hour a day, seven day a week basis, subject to scheduled maintenance. Our system is hosted by NaviSite, Inc. in Andover, Massachusetts, which provides a secure environment, redundant communications lines and emergency power backup. We expect to continue to spend a significant amount of time and money on systems development to ensure the continued reliability and scalability of our technology as our business grows.

COMPETITION

     The market for Internet-based e-commerce solutions is highly competitive and is evolving rapidly. While we believe that no company provides as comprehensive an array of dynamic pricing solutions as we do, many companies offer some form of Internet auction or other single e-commerce pricing solution, including non-networked auction hosting, such as OpenSite, auction and other dynamic pricing software applications, such as Moai, and general third-party auction sites, such as Yahoo! Auctions. In addition, network-based competitors could emerge in the future. We compete for customers with those providers, as well as with developers of in-house dynamic pricing solutions. We also consider many competitive providers to be among our potential network customers.

     We believe that our knowledge of the e-commerce marketplace, our ability to develop new service offerings and enhancements, and the technical and creative talents of our employees are important to our ability to establish and maintain a strong market position in a rapidly changing and evolving competitive and technological landscape. We also believe that the existence and nature of the FairMarket Network will position us to implement new service offerings more quickly and cost-effectively than many of our competitors. For more information on competition, please see "Risk Factors."

INTELLECTUAL PROPERTY

     Protection of our technology and other proprietary assets and respect for the intellectual property rights of others are among our highest priorities. We rely heavily on various types of intellectual property for our success and competitive positioning. We use trademarks, copyrights, trade secrets and the laws pertaining to them as well as contractual provisions to protect our intellectual property. Currently, our most important proprietary rights are those embodied in our auction service offerings and in the FairMarket Network. We also license software from Microsoft for use in our development and production systems. Because our technology is located on our operating systems and we do not license our software to any customer or other third party, we believe that the risk of unauthorized use of our technology is small. However, no combination of intellectual property protections can guarantee the continued security and availability of our intellectual property.

     Creation and/or implementation of our technology, business model, marketing research and plans, lead generation activities, customer lists, strategic plans and similar proprietary assets are all protected at their inception and throughout their economic lifetimes by confidentiality and proprietary rights agreements which each of our employees is required to execute upon entering into employment with us. We also rely on confidentiality agreements entered into with contractors and vendors. In addition, we have filed trademark applications on the service marks "FairMarket," "FairMarket Network," "AuctionPlace," and other marks. We also claim rights in other unregistered marks. We rely on our marks to protect our domain and brand names. We have applications pending with the U.S. Patent and Trademark Office but, while we continue to evaluate the importance of patents to our business, we do not believe that our ability to obtain patents is material to the success of our business and results of operations.

     We take such action as we may deem necessary or advisable to protect our intellectual property. While such actions have not entailed litigation to date, we might have to litigate in the future to protect our intellectual property rights. For more information on the effect of intellectual property rights on our business, please see "Risk Factors."

PRIVACY

     We believe that issues relating to privacy and use of personal information of Internet users are becoming increasingly important as the Internet and its commercial use grow. Users of a FairMarket customer's auction site must agree to that site's use and privacy policy when registering to use the auction site. Customers' use and privacy policies may vary and we depend on our customers to maintain adequate privacy policies on their sites. While FairMarket does not sell or rent any personally identifiable information about users to any third party without the consent of the user, we cannot guarantee that the privacy policies of our customers contain similar protections. Sellers and winning bidders do receive information about each other to enable them to complete a sale. In addition, our customers may utilize information about their users for internal purposes in order to improve marketing and promotional efforts, to analyze site usage, and to improve content, product offerings and site layout. We may utilize aggregated user data, other than identifiable user data such as names, residence or email addresses or telephone numbers, from FairMarket Network member sites for similar purposes.

LAW AND GOVERNMENTAL REGULATION

     We are subject to various laws and regulations affecting our business. Congress has recently passed legislation concerning the availability and protection of copyrighted works on the Internet under the Digital Millennium Copyright Act and continues to consider laws relating to Internet taxation. In addition, there are recommended uniform state laws relating to technology that are currently under consideration in a number of state legislatures. The European Union has recently enacted regulations relating to online privacy protections. These laws and regulations are very recent and their impact on us and our industry has yet to be determined. This impact could include litigation which, whether successful or not, would likely be time-consuming and costly and require substantial management attention and resources. Also, while there are relatively few laws today that specifically regulate Internet-related companies and e-commerce in general, the sizeable growth in Internet usage and e-commerce transactions has prompted many governmental bodies to consider legislation in such areas as pricing, content, data protection, privacy protection, intellectual property protection, taxation and consumer protection. Enactment of laws or regulations in these areas could place burdens on us, either directly or as a burden to e-commerce in general. In addition, numerous jurisdictions have laws and regulations regarding the conduct of auctions and the liability of auctioneers. We do not believe that these laws and regulations, which were enacted for consumer protection before the development of the Internet, apply to our online auction services. However, one or more jurisdictions may attempt to impose these laws and regulations on our operations or our customers in the future. For more information on law and governmental regulation, please see "Risk Factors."

EMPLOYEES

     As of November 30, 1999, we had 133 full-time employees. None of our employees are covered by a collective bargaining agreement. We consider our relations with our employees to be good.

FACILITIES

     All of our operations are located in approximately 12,000 square feet of space in an office park located in Woburn, Massachusetts. We have also leased an additional 67,000 square feet of space in the same office park effective January 1, 2000 to accommodate our expected growth. During the year 2000, we intend to open additional U.S. and international sales offices.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors, their positions and their ages as of November 30, 1999, are as follows:

NAME                                AGE                            POSITION
----                                ---                            --------
Scott Randall.....................  37     President, Chief Executive Officer, Director and
                                           Chairman
John Belchers.....................  55     Chief Financial Officer and Treasurer
Matthew Ackley....................  31     Vice President, Product Management
Bryan Semple......................  35     Vice President, Sales and Partner Services
Robert Supnik.....................  52     Vice President, Engineering
Bruce Worrall.....................  40     Vice President, Business Development
Todd Becker.......................  35     Director
Jeffrey Drazan....................  41     Director
Nanda Krish.......................  38     Director

     SCOTT RANDALL founded FairMarket in February 1997. Prior to founding FairMarket, he was President of Yahoo! Marketplace, a joint venture between Yahoo! and VISA International, from June through December 1996 and President of the Internet Shopping Network, the interactive division of the Home Shopping Network, from February through May 1996. From June 1994 through January 1996, he was the general manager of NECX Direct, where he launched one of the first stores on the Internet. Prior to that, Mr. Randall held positions in brand management at Procter & Gamble. Mr. Randall is a graduate of Harvard College and Harvard Business School.

     JOHN BELCHERS has served as Chief Financial Officer of FairMarket since August 1999. From March 1998 to January 1999, he served as Senior Vice President and Chief Financial Officer of Microprose, then a publicly-held publisher and distributor of entertainment software, now a subsidiary of Hasbro, Inc. From 1996 to 1997, he served as Executive Vice President and Chief Operating and Financial Officer of Discovery Toys, which specializes in children's educational products. From 1989 to 1996, Mr. Belchers held senior management positions at American President Lines, a publicly-held, global transportation company. Mr. Belchers holds a degree in Business Science from the University of Cape Town, South Africa.

     MATTHEW ACKLEY joined FairMarket in December 1998 and has served as Vice President of Product Management of FairMarket since May 1999. Before joining FairMarket, Mr. Ackley held management positions at Andersen Consulting from September 1990 to August 1996 and attended Harvard Business School from August 1996 to June 1998. In February 1998, Mr. Ackley founded SocialGoods.com, now part of 4charity.com, and served as Chief Operating Officer of that company through November 1998. He graduated from Duke University with a degree in Biomedical and Electrical Engineering and received his MBA from Harvard Business School.

     BRYAN SEMPLE has served as Vice President of Sales of FairMarket since March 1999 and also as Vice President of Partner Services since November 1999. Prior to joining FairMarket, Mr. Semple co-founded PetStart.com, an Internet pet portal, where he served from November 1998 to February 1999. From August 1997 to November 1998, he served as Director of E-Commerce and Inside Sales for Trellix Corporation, a developer of PC-based web site development applications for individuals. Prior to that, Mr. Semple was regional sales and marketing manager for PepsiCo from January 1996 to April 1997. Prior to his time at PepsiCo, Mr. Semple served as a field sales representative at Sybase from January 1994 to January

1996. He is a graduate of the U.S. Naval Academy and Stanford University, where he received his MBA.

     ROBERT SUPNIK has served as Vice President of Engineering of FairMarket since August 1999. Prior to joining FairMarket, Mr. Supnik spent more than 20 years at Digital Equipment Corporation (now Compaq), where he developed the Alpha architecture and systems. From 1996 to 1999, Mr. Supnik held the position of Vice President of Corporation Research at Digital Equipment Corporation, and was responsible for the development of AltaVista, the Palo Alto Internet Exchange, the Millicent Microcommerce System and the Personal Jukebox. From 1994 to 1996, Mr. Supnik held the position of Vice President and Technical Director of Engineering Strategy at Digital. Mr. Supnik holds a BS in Mathematics and a BS in History from the Massachusetts Institute of Technology and a Masters in Arts and History from Brandeis University.

     BRUCE WORRALL has served as Vice President of Business Development of FairMarket since November 1999. From November 1997 until November 1999, Mr. Worrall served as Manager of Business Development at Microsoft. From July 1995 to October 1997, he founded and directed Health Oasis, Inc., an online health and pharmaceuticals shopping network. From January 1992 until January 1996, Mr. Worrall was Director of Information and Transaction Services and Interactive Travel and Shopping Services at AT&T. Mr. Worrall holds a BA Degree in Social Research from the City University of New York, and an MBA from Baruch College.

     TODD BECKER has served as a director of FairMarket since January 1998. He has served as the Chief Executive Officer of MaxSol, Inc., a software company, since May 1999. In February 1997, Mr. Becker founded Multimedia Design Group d/b/a/ Pomegranate Ventures, a high technology venture capital and consulting company, where he served as Managing Director until May 1999. From August 1991 to February 1997, Mr. Becker held various consulting positions with Pittiglio Rabin Todd & McGrath, a high technology management consulting firm. Mr. Becker graduated from the Worcester Polytechnic Institute with a BS in Electrical Engineering, and from the Massachusetts Institute of Technology with advanced degrees in management and engineering.

     JEFFREY DRAZAN has served as a director of FairMarket since February 1999. He is a general partner of Sierra Ventures, a venture capital organization. Prior to joining Sierra Ventures in 1984, Mr. Drazan held senior management positions at AT&T and Bell Laboratories. Mr. Drazan graduated from Princeton University with a BS in Engineering and from New York University where he received his MBA.

     NANDA KRISH has served as a director of FairMarket since April 1997. Mr. Krish is part of the founding team of iBelong.com, a creator of networks for affinity-based portals, where he has served as General Manager since November 1998. From 1995 to November 1998, Mr. Krish served as Vice President of Corporate Development of Open Market, Inc., a provider of Internet commerce software. Before that, Mr. Krish held various positions with EDS, most recently as Vice President and General Manager of the EDS unit responsible for the company's interactive shopping strategy. Mr. Krish holds a BS in Mechanical Engineering from BU/India, and a Masters in Computer and Information Science and a Masters in Management Engineering from the New Jersey Institute of Technology/Rutgers University.

BOARD COMPOSITION

     The number of directors is fixed at five and we currently have four directors serving. Following the closing of this offering, our Board of Directors will be divided into three classes, with the members of each class serving for a staggered three-year term. Our Board of Directors will consist of one Class I director, whose term of office will continue until the 2000 annual meeting of stockholders, two Class II directors, whose term of office will continue until the 2001 annual meeting of stockholders, and one Class III director, whose term of office will continue until the 2002 annual meeting of stockholders. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

     There are no family relationships among any of our directors or executive officers.

BOARD COMMITTEES

     Effective upon the closing of this offering, our Board of Directors will reconstitute its Audit Committee and Compensation Committee.

     Audit Committee. The members of the Audit Committee, all of whom will be independent directors, will be responsible for recommending to the Board of Directors the engagement of our outside auditors and reviewing our accounting controls and the results and scope of audits and other services provided by our auditors.

     Compensation Committee. The members of the Compensation Committee, a majority of whom will be independent directors, will be responsible for reviewing and recommending to the Board of Directors the amount and type of consideration to be paid to senior management, administering our stock option plan and establishing and reviewing general policies relating to compensation and benefits of employees.

DIRECTOR COMPENSATION

     Directors who are employees receive no additional compensation for their services as directors. Non-employee directors do not currently receive a fee for their service as directors, although the Board of Directors may in the future determine to pay such a fee. Non-employee directors are eligible to participate in the 1999 Stock Option Plan at the discretion of the full Board of Directors.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued in the year ended December 31, 1998 to our Chief Executive Officer. No other executive officer had aggregate compensation exceeding $100,000 during 1998.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                                                   --------------------------------------------
                                   ANNUAL COMPENSATION                NUMBER
                          --------------------------------------   OF SECURITIES
                                                      OTHER         UNDERLYING     RESTRICTED
                                                     ANNUAL           OPTIONS        STOCK         ALL OTHER
NAME                      SALARY($)   BONUS($)   COMPENSATION($)    GRANTED(#)     AWARDS($)    COMPENSATION($)
----                      ---------   --------   ---------------   -------------   ----------   ---------------
Scott Randall...........  $133,654       0              0                0             0               0
President and Chief
Executive Officer

OPTION GRANTS IN LAST FISCAL YEAR

     No stock options were granted during 1998 or through November 30, 1999 to our Chief Executive Officer.

FISCAL YEAR-END OPTION VALUES

     Our Chief Executive Officer held no options to purchase common stock as of December 31, 1998 or September 30, 1999.

  AMENDED AND RESTATED 1997 STOCK OPTION PLAN

     Our Amended and Restated 1997 Stock Option Plan provides for the issuance of up to 750,000 shares of common stock under incentive stock options (ISOs) and nonqualified stock options (NSOs). The 1997 Plan provides for the granting of ISOs to employees and NSOs to nonemployee directors and consultants. Options granted under the 1997 Plan have a maximum term of 10 years from the date of grant, vest over four years and have an exercise price not less than fair value of the stock at the date of grant. Options to purchase total of 750,000 shares of Common Stock have been granted under the 1997 Plan and no further grants will be made under the 1997 Plan.

  1999 STOCK OPTION PLAN

     Our Board of Directors and stockholders have approved a 1999 Stock Option Plan (the "1999 Plan"), which provides for the issuance of up to 3,421,237 shares of common stock under ISOs or NSOs or through the direct issuance or sale of common stock to officers, employees, directors, and consultants of the Company.

     The Board of Directors determines the term of each option, the option price, the number of shares for which each option is granted and the rate at which each option is exercisable. For holders of 10% or more of our outstanding common stock, ISOs may not be granted at less than 110% of the fair market value of the common stock at the date of grant. Options to purchase a total of 2,563,250 shares of common stock have been granted under the 1999 Plan as of September 30, 1999.

401(k) PLAN

     We have established a savings plan for our employees which is designed to be qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deduction within statutory and plan limits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to this offering, our Board of Directors and senior management were directly involved in setting compensation for our executives.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock on a pro forma basis to reflect the issuance of shares upon the conversion of our preferred stock and the exercise of a warrant immediately prior to the closing of this offering and on a pro forma as adjusted basis to reflect the sale of the common stock offered hereby, by:

     - all persons known by us to own beneficially 5% or more of our common stock;

     - each of our directors;

     - our Chief Executive Officer; and

     - all directors and executive officers as a group.

     Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned by the stockholder.

     The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after November 30, 1999 through the exercise of any warrant, stock option or other right. As of November 30, 1999, a total of 26,859,949 shares of common stock were either outstanding or subject to options or warrants that are exercisable or that will become exercisable within 60 days of the estimated effective date of this offering. The inclusion in this prospectus of such shares does not, however, constitute an admission by the named stockholder that he or it is a direct or indirect beneficial owner of such shares. The applicable percentage of "beneficial ownership" after the offering is based upon 26,859,949 shares of common stock outstanding.

                                                SHARES BENEFICIALLY        SHARES BENEFICIALLY
                                                       OWNED                      OWNED
                                             PRIOR TO THE OFFERING(1)     AFTER THE OFFERING(1)
                                             -------------------------    ---------------------
NAME OF BENEFICIAL OWNERS                      NUMBER         PERCENT      NUMBER       PERCENT
-------------------------                    -----------     ---------    ---------     -------
Scott Randall..............................   3,996,000         15%       3,996,000
Todd Becker................................     375,682          1%         375,682
Jeffrey Drazan.............................   5,319,149(2)      20%       5,319,149(2)
Nanda Krish................................      50,000          *           50,000
All executive officers and directors, as a
  group (9 persons)........................   9,775,831         36%       9,775,831
Excite, Inc................................   4,000,000         15%       4,000,000
  555 Broadway
  Redwood City, CA 94063
Microsoft Corporation......................   5,750,000(3)      21%       5,750,000(3)
  One Microsoft Way
  Redmond, WA 98502
Sierra Ventures VII, L.P...................   4,925,334         18%       4,925,334
  3000 Sand Hill Road
  Menlo Park, CA 94025
TicketMaster Online-City Search, Inc.......   2,250,000          8%       2,250,000
  790 E. Colorado Blvd.
  Pasadena, CA 91101

-------------------------

 *  Represents less than 1% of the outstanding shares of common stock.

(1) Assumes the underwriters do not elect to exercise the over-allotment option
    to purchase an additional      shares of common stock.

(2) Includes 4,925,334 shares held by Sierra Ventures VII, L.P. of which Mr. Drazan is a general partner and 393,815 shares held by SierraVentures Associates VII, L.L.C., of which Mr. Drazan is a managing member. Mr. Drazan disclaims beneficial ownership of such shares.

(3) Includes 4,500,000 shares issuable upon exercise of a warrant held by Microsoft.

                   CERTAIN TRANSACTIONS WITH RELATED PARTIES

     Since our founding in February 1997, we have sold preferred stock in four private placements, which are described below. All outstanding shares of preferred stock will automatically convert into common stock at the closing of this offering. Also, in 1999 we entered into strategic relationships with four different parties which are described below and in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Founder. On February 20, 1997, we issued 4,000,000 shares of common stock to Scott Randall, the founder of FairMarket, for a total consideration of $4,000.

     Series A Convertible Preferred Stock. On November 17, 1997, we issued 754,603 shares of Series A Convertible Preferred Stock to an investor for an aggregate consideration of $500,000.

     Series B Convertible Preferred Stock. On December 31, 1997 and August 22, 1998, we issued a total of 1,890,000 shares of Series B Convertible Preferred Stock to 20 investors for an aggregate consideration of approximately $2.1 million. Todd Becker, who purchased a total of 180,000 shares of Series B Convertible Preferred Stock for an aggregate consideration of $200,000, became a director in January 1998.

     Series C Convertible Preferred Stock. On February 25, 1999, we issued a total of 6,168,282 shares of Series C Convertible Preferred Stock to 18 investors for an aggregate consideration of approximately $10.5 million. Of these shares, Sierra Ventures VII, L.P. purchased 4,925,334 shares for an aggregate consideration of approximately $8.4 million, and Sierra Ventures Associates VII, L.L.C. purchased 393,815 shares for an aggregate consideration of $674,999. Sierra Ventures VII holds at least 5% of our outstanding capital stock, and Jeffrey Drazan, a general partner of Sierra Ventures and Sierra Ventures Associates, became a director on February 25, 1999.

     In connection with Sierra Ventures' investment in the Series C Convertible Preferred Stock, we entered into an Investors' Rights Agreement and a Right of First Offer and Co-Sale Agreement. All rights under these agreements will terminate upon the closing of this offering, except for certain registration rights described in "Description of Capital Stock -- Registration Rights." In addition, we have agreed to indemnify Sierra Ventures and Sierra Ventures Associates against liabilities arising out of their status as stockholders of FairMarket.

     Strategic Relationship with Lycos. On May 12, 1999, we entered into an Auction Services Agreement with Lycos which has a three-year term, subject to renewal by mutual agreement. Under the agreement, we have agreed to provide auction solutions to several Lycos web sites, including Tripod, AngelFire and Lycos Auctions, in return for a share of listing fees charged on the Lycos sites. Lycos or FairMarket may terminate the agreement upon the occurrence of certain events of default.

     In connection with this agreement, Lycos received two warrants to purchase shares of our common stock. The first is exercisable for 725,000 shares of our common stock at an exercise price of $0.01 per share, and must be exercised before the closing of this offering. The second is exercisable for up to 595,000 shares of our common stock at an exercise price of $1.71 per share, and will continue to exist after this offering. The degree to which Lycos meets certain performance criteria determines the number of shares purchasable through exercise of this warrant. The second warrant is currently not exercisable. The second warrant will terminate on May 12, 2006 or earlier if FairMarket sells substantially all of its assets to a third party.

     Strategic Relationship with Microsoft. On August 23, 1999, we entered into an Auction Services Agreement with Microsoft which has a five-year initial term with an automatic renewal term of five years. Under the agreement, we have agreed to provide auction solutions to MSN.com and certain other web sites owned or operated by Microsoft, in return for monthly hosting fees and a share of listing fees charged on the Microsoft sites.

     The agreement with Microsoft provides that if Microsoft drives specified levels of Internet traffic to the FairMarket Network through its Internet portal site, we will guarantee them a minimum level of transaction revenue regardless of actual revenue earned by Microsoft. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Microsoft and Excite Contracts." Microsoft or FairMarket may terminate the agreement upon the occurrence of certain events of default.

     In connection with this agreement, Microsoft purchased 1,250,000 shares of our Series D Convertible Preferred Stock for cash consideration of approximately $8.8 million and received a warrant to purchase 4,500,000 shares of our common stock at an exercise price of $1.71 per share. After the closing of this offering, Microsoft must exercise the warrant if the closing price of our common stock on the Nasdaq National Market equals or exceeds $25.00 for a period of 20 consecutive trading days. See "Description of Capital Stock -- Warrants."

     Strategic Relationship with Excite. On August 23, 1999 we entered into an Auction Services Agreement with Excite which has a five-year initial term, subject to annual renewal unless terminated by either party. Under this agreement, we have agreed to provide auction solutions to Excite.com and certain other web sites owned or operated by Excite, Inc. in return for a share of listing fees charged by the Excite sites.

     Under the agreement, Excite will supply online banner and other advertising services to us in return for $2.5 million per quarter during 2000 and 2001, or a total of $20.0 million.

     The agreement with Excite provides that if Excite drives specified levels of Internet traffic to the FairMarket Network through its Internet portal site, we will guarantee them a minimum level of transaction revenue regardless of actual revenue earned by Excite. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Microsoft and Excite Contracts." Excite or FairMarket may terminate the agreement upon the occurrence of certain events of default.

     In connection with this agreement, Excite purchased 2,500,000 shares of our Series D Convertible Preferred Stock for cash consideration of $17.5 million. Under the purchase agreement, Excite withheld the $17.5 million against our obligation to pay for advertising as described above. An additional 1,500,000 of these shares were issued to Excite as consideration for signing the Auctions Services Agreement. Upon completion of this offering, Excite will be obligated to pay us $5.0 million of such amount, but may retain the remainder against our ongoing obligations. Also, on or before August 23, 2000, if the Auction Services Agreement with Excite is terminated because we are sold to an Excite competitor or because Excite breaches the agreement, we will have the right, but not the obligation, to repurchase up to 1,500,000 shares of our stock from Excite, at a price based on the market price of the stock at the time of repurchase.

     Strategic Relationship with TicketMaster Online-CitySearch, Inc. On September 15, 1999, we entered into an Auction Services Agreement with TicketMaster Online-CitySearch, Inc., (TMCS), which has a three-year initial term, subject to annual renewal unless terminated by either party. Under the agreement, we provide auction solutions to certain web sites owned and controlled by TMCS.

     In connection with this agreement, TMCS purchased 750,000 shares of our Series D Convertible Preferred Stock for cash consideration of approximately $5.3 million. An additional 1,500,000 of these shares were issued to TMCS as consideration for signing the Auction Services Agreement and the CityAuction license. Under the Auction Services Agreement, TMCS is obligated to provide us with $2.0 million in Internet advertising and $3.0 million in television and radio advertising. Under the CityAuction License, TMCS has granted us an exclusive license to the technology underlying its former CityAuction web site.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     As of November 30, 1999 there are 21,432,385 shares of common stock issued and outstanding after giving effect to the issuance of 16,312,885 shares of common stock upon the conversion of all outstanding preferred stock immediately prior to the closing of this offering. Following the offering, our authorized
capital stock will consist of                shares of common stock, of which
               will be issued and outstanding, and                shares of
undesignated preferred stock issuable in one or more series designated by our Board of Directors, of which no shares will be issued and outstanding.

COMMON STOCK

     Voting Rights. The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes entitled to be cast at a meeting at which a quorum is present by all shares of common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock. Except as otherwise provided by law, amendments to our certificate of incorporation, which will be effective upon consummation of this offering, must be approved by a majority of the voting power of the common stock.

     Dividends. Holders of common stock will share ratably in any dividends declared by our Board of Directors, subject to the preferential rights of any preferred stock then outstanding.

Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

     Other Rights. In the event of any merger or consolidation of FairMarket with or into another company as a result of which shares of common stock are converted into or exchangeable for shares of stock, other securities or property, including cash, all holders of common stock will be entitled to receive the same kind and amount, on a per share of common stock basis, of such shares of stock and other securities and property, including cash. On liquidation, dissolution or winding up of FairMarket, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

PREFERRED STOCK

     Our amended and restated certificate of incorporation will provide that shares of preferred stock may be issued from time to time in one or more series. Our Board of Directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board of Directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. We have no current plans to issue any shares of preferred stock. The ability of our Board of Directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of FairMarket or the removal of existing management.

REGISTRATION RIGHTS

     Set forth below is a summary of the registration rights of the holders of our Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock, each of which will convert into common stock immediately prior to the consummation of this offering.

     DEMAND REGISTRATIONS. At any time after January 1, 2001, the holders of 50% or more of the shares having registration rights (registrable securities) may request that we register shares of common stock subject to our right, upon advice of our underwriters, to reduce the number of shares proposed to be registered ratably among the demanding holders. We will be obligated to effect only two registrations pursuant to such a request by holders of registration rights. We are not obligated to effect a registration during the period starting with the date 60 days prior to the filing of and ending on a date 180 days following effectiveness of the most recent company-initiated registration or if the requested registration may be made on Form S-3.

     PIGGYBACK REGISTRATION RIGHTS. The holders who have registration rights have unlimited rights to request that shares be included in any company-initiated registration of common stock other than registrations of employee benefit plans, business combinations subject to Rule 145 under the Securities Act, convertible debt or certain other registrations. In our initial registration and subsequent registrations, the underwriters may, for marketing reasons, exclude all or part of the shares requested to be registered on behalf of all stockholders having the right to request inclusion in such registration. In addition, we have the right to terminate any registration we initiated prior to its effectiveness regardless of any request for inclusion by any stockholders.

     FORM S-3 REGISTRATIONS. After we have qualified for registration on Form S-3, which will not be until at least 12 months after the closing of the offering, holders of 2% or more of the shares having registration rights may request in writing that we effect a registration of these shares on Form S-3, provided that the gross offering price of the shares to be so registered in each such registration exceeds $1 million. The holders may request an unlimited number of registrations on Form S-3.

     FUTURE GRANTS OF REGISTRATION RIGHTS. Without the consent of current stockholders owning at least a majority of the then outstanding registrable securities, we may not grant further registration rights which would be on equal or more favorable terms than the existing registration rights.

     TRANSFERABILITY. The registration rights are transferable upon transfer of registrable securities and notice by the holder to us of the transfer, provided that the transferee or assignee assumes the rights and obligations of the transferor for such shares.

     TERMINATION. The registration rights will terminate as to any particular stockholder on the earlier of 5 years after the date of this offering or the date on which the stockholder may sell all of its shares in any 3 month period pursuant to Rule 144.

WARRANTS

     As of November 30, 1999, we had outstanding warrants to purchase an aggregate of 5,820,000 shares of our common stock. The weighted average exercise price of the warrants is $1.50 per share. Any warrant may be exercised by applying the value of a portion of the warrant, which is equal to the number of shares issuable under the warrant being exercised multiplied by the fair market value of the security receivable upon exercise of the warrant, less the per share exercise price, in lieu of payment of the per share exercise price.

     We have issued to Lycos warrants to purchase up to 595,000 shares of common stock at an exercise price of $1.71 per share and up to 725,000 shares at an exercise price of $0.01 per share. The first warrant expires in May 2006 or upon a sale of substantially all of the assets of FairMarket to a third party, whichever occurs first. The second warrant will expire upon the closing of this offering.

     We have issued to Microsoft a warrant to purchase up to 4,500,000 shares of common stock at an exercise price of $1.71 per share. The warrant expires in August 2004, or upon a sale of FairMarket, whichever occurs first. In addition, after the closing of this offering, Microsoft must exercise the warrant if the closing price of our common stock on the Nasdaq Stock Market equals or exceeds $25 for a period of twenty consecutive trading days.

INDEMNIFICATION MATTERS

     Our amended and restated certificate of incorporation will contain a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Our amended and restated by-laws will provide that directors and officers shall be, and in the discretion of our Board of Directors, non-officer employees may be, indemnified by FairMarket to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of FairMarket. Our amended and restated by-laws will also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. We will also have directors' and officers' insurance against certain liabilities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling FairMarket as described above, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. At present, there is no pending material litigation or proceeding involving any director, officer, employee or agent of FairMarket in which indemnification will be required or permitted.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

     Any amendment to our certificate of incorporation must first be approved by a majority of our Board of Directors and thereafter approved by a majority, and in some instances 66 2/3%, of the outstanding shares entitled to vote with respect to such amendment.

BY-LAW PROVISIONS

     Our amended and restated by-laws will provide that a special meeting of stockholders may be called only by the President or our Board of Directors unless otherwise required by law. Our amended and restated by-laws will provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law. In addition, our amended and restated by-laws will include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders.

ABILITY TO ADOPT STOCKHOLDER RIGHTS PLAN

     Our Board of Directors may in the future resolve to issue shares of preferred stock or rights to acquire such shares to implement a stockholder rights plan. A stockholder rights plan typically creates voting or other impediments to discourage persons seeking to gain control of FairMarket by means of a merger, tender offer, proxy contest or otherwise if our board of directors determines that such change in control is not in the best interests of FairMarket and our stockholders. Our Board of Directors has no present intention of adopting a stockholder rights plan and is not aware of any attempt to effect a change of control of FairMarket.

STATUTORY BUSINESS COMBINATION PROVISION

     Following the offering, we will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from consummating a "business combination," except under certain circumstances, with an "interested stockholder" for a period of three years after the date such person became an "interested stockholder" unless:

     - before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

     - upon the closing of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

     - following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

The term "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned, 15% or more of a corporation's outstanding voting stock. The term "business combination" includes mergers, asset sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from an amendment approved by holders of at least a majority of the outstanding voting stock. Neither our certificate of incorporation nor our by-laws contains any such exclusion.

TRADING ON THE NASDAQ NATIONAL MARKET SYSTEM

     We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "FAIM."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock will be EquiServe, LLC.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Before this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock prevailing from time to time. Nonetheless, substantial sales of common stock in the public market following this offering, or the perception that such sales could occur, could lower the market price of our common stock or make it difficult for us to raise additional equity capital in the future.

     Following this offering, there will be approximately           shares of
our common stock outstanding on a fully diluted basis. Of these shares, the shares which are being sold in this offering generally will be freely transferable without restriction or further registration under the Securities Act, except that any shares held by our "affiliates" as is defined in Rule 144 under the Securities Act may be sold only in compliance with the limitations
described below. The remaining           shares of common stock which will be
outstanding after the offering will be "restricted securities" as defined in Rule 144, and may be sold in the future without registration under the Securities Act subject to compliance with the provisions of Rule 144 or any other applicable exemption under the Securities Act.

     In connection with this offering, our existing officers, directors and
certain holders of our outstanding common stock, who hold      % of the
currently outstanding shares of common stock (or securities exercisable for or
convertible into common stock) and will own an aggregate of           shares of
common stock after this offering, have agreed with the underwriters that, subject to exceptions, they will not sell or dispose of any of their shares for 180 days after the date of this prospectus. The underwriters' representatives may, in their sole discretion and at any time without notice, release all or any portion of the shares subject to such restrictions. Subject to these lock-up agreements, the shares of common stock outstanding upon the closing of this offering will be available for sale in the public market as follows:

  APPROXIMATE
NUMBER OF SHARES                           DESCRIPTION
----------------                           -----------
                   After the date of this prospectus, freely tradeable shares sold in the offering. After 180 days from the date of this prospectus, the lock-up period will expire and these shares will be saleable under Rule 144 (subject, in some cases, to volume limitations), Rule 144(k), or under a registration
                   statement to register for resale, shares of common stock
                   issued upon the exercise of stock options or warrants or the conversion of preferred stock.

     In general, under Rule 144, as currently in effect, a person or persons whose shares are required to be aggregated, including an affiliate of ours, and who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, which is expected to be approximately shares upon the completion of this offering, or the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of ours, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

     We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of this prospectus, except we may issue, and grant options to purchase, shares of common stock under the 1999 Stock Option and Incentive Plan. See "Risk Factors -- Future sales of our common stock could adversely affect our stock price."

     In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144.

     The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates" (as defined in Rule 144) subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one year minimum holding period requirements.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated             , 2000, the underwriters named below, for whom
Deutsche Bank Securities Inc., BancBoston Robertson Stephens Inc., and Prudential Securities Incorporated are acting as representatives, have severally but not jointly agreed to purchase from FairMarket the following respective number of shares of common stock:

UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
Deutsche Bank Securities Inc. ..............................
BancBoston Robertson Stephens Inc...........................
Prudential Securities Incorporated..........................
                                                                  --------
          Total.............................................
                                                                  ========

     The underwriting agreement provides that the obligations of the underwriters are subject to approval of certain conditions precedent and that the underwriters will be obligated to purchase all of the shares of the common stock offered hereby, other than those shares covered by the over-allotment option described below, if any are purchased. The underwriting agreement provides that, in the event of a default by an underwriter, in certain circumstances the purchase commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

     The following table summarizes the compensation to be paid to the underwriters by FairMarket and the expenses payable by FairMarket assuming no exercise of the underwriters' over-allotment option:

                                                              PER SHARE     TOTAL
                                                              ---------    -------
Underwriting discounts and commissions payable by
  FairMarket................................................   $           $
Expenses payable by FairMarket..............................   $           $

     FairMarket has granted to the underwriters an option expiring on the 30th
day after the date of this prospectus to purchase up to           additional
shares of common stock at the initial public offering price, less the underwriting discounts and commissions. Such option may be exercised only to cover over-allotments in the sale of shares of common stock. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of common stock as it was obligated to purchase pursuant to the underwriting agreement.

     FairMarket has been advised by the representatives that the underwriters propose to offer the shares of common stock to the public initially at the public offering price set forth on the cover page of this prospectus and, through the representatives, to selling group members at such price less a
concession of $     per share, and the underwriters and such selling group
members may allow a discount of $     per share on sales to certain other
broker-dealers. After the offering, the public offering price and concession and discount to dealers may be changed by the representatives.

     The representatives have informed FairMarket that they do not expect discretionary sales by the underwriters to exceed 5% of the shares being offered hereby.

     FairMarket, its officers and directors, and certain other existing stockholders and optionholders of FairMarket have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of or transfer, directly or indirectly, or, in the case of FairMarket, file with the Securities and Exchange Commission a registration statement relating to, any shares of common stock or securities exchangeable or exercisable for or convertible into shares of common stock, or publicly disclose the intention to do any of the foregoing, without the prior written consent of Deutsche Bank Securities Inc. for a period of 180 days after the date of this prospectus, except under certain circumstances.

     The underwriters have reserved for sale, at the initial public offering
price, up to           shares of the common stock for employees, directors and
certain other persons associated with FairMarket who have expressed an interest in purchasing such shares of common stock in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

     FairMarket has agreed to indemnify the underwriters against liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect thereof.

     We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "FAIM."

     Prior to this offering, there has been no public market for the common stock. The initial public offering price has been determined by negotiation between FairMarket and the representatives. The principal factors considered in determining the initial public offering price include:

     - the information set forth in this prospectus and otherwise available to the representatives;

     - the history of, and the prospects for, FairMarket and the industry in which it competes;

     - an assessment of FairMarket's management;

     - the prospects for, and the timing of, future earnings of FairMarket;

     - the present state of FairMarket's development and its current financial condition;

     - the general condition of the securities markets at the time of the offering;

     - the recent market prices of, and the demand for, publicly-traded common stock of companies in businesses similar to those of FairMarket;

     - market conditions for initial public offerings; and

     - other relevant factors.

     There can be no assurance that an active trading market will develop for the common stock or that the common stock will trade in the market after this offering at or above the initial public offering price.

     The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of shares of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when shares of the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                            VALIDITY OF COMMON STOCK

     The validity of the shares of common stock offered hereby will be passed upon for FairMarket by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. Various legal matters related to the sale of the common stock offered hereby will be passed upon for the underwriters by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

     The audited financial statements of FairMarket as of December 31, 1997 and 1998, the period from February 20, 1997 (date of inception) to December 31, 1997, and for the year ended December 31, 1998, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 (including the exhibits and schedules thereto) under the Securities Act and the rules and regulations thereunder, for the registration of the common stock offered hereby. This prospectus is part of the registration statement. This prospectus does not contain all the information included in the registration statement because we have omitted certain parts of the registration statement as permitted by the SEC rules and regulations. For further information about us and our common stock, you should refer to the registration statement. Statements contained in this prospectus as to any contract, agreement or other document referred to are not necessarily complete. Where the contract or other document is an exhibit to the registration statement, each statement is qualified by the provisions of that exhibit.

     You can inspect and copy the registration statement and the exhibits and schedules thereto at the public reference facility maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may call the SEC at 1-800-732-0330 for further information about the operation of the public reference rooms. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the registration statement is publicly available through the SEC's site on the Internet's World Wide Web, located at http://www.sec.gov.

     We will also file annual, quarterly and current reports, proxy statements and other information with the SEC. You can also request copies of these documents, for a copying fee, by writing to the SEC. We intend to furnish to our stockholders annual reports containing audited financial statements for each fiscal year.

                                FAIRMARKET, INC.

                              FINANCIAL STATEMENTS

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Balance Sheets
  As of December 31, 1997 and 1998 and as of September 30,
  1999 (unaudited) and pro forma as of September 30, 1999
  (unaudited)...............................................  F-3
Statements of Operations
  For the period February 20, 1997 (date of inception) to
  December 31, 1997, for the year ended December 31, 1998,
  and for the nine months ended September 30, 1998
  (unaudited) and 1999 (unaudited)..........................  F-4
Statements of Stockholders' Equity
  For the period February 20, 1997 (date of inception) to
  December 31, 1997, for the year ended December 31, 1998
  and for the nine months ended September 30, 1999
  (unaudited)...............................................  F-5
Statements of Cash Flows
  For the period February 20, 1997 (date of inception) to
  December 31, 1997, for the year ended December 31, 1998
  and for the nine months ended September 30, 1998
  (unaudited) and 1999 (unaudited)..........................  F-6
Notes to Financial Statements...............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of FairMarket, Inc.:

     In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of FairMarket, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from February 20, 1997 (date of inception) to December 31, 1997 and for the year ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/  PRICEWATERHOUSECOOPERS LLP

January 13, 1999, except as to the information in Note 6 related to the issuance of Series C Convertible Preferred Stock, for which the date is February 25, 1999

                                FAIRMARKET, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                                                           PRO FORMA
                                                                    DECEMBER 31,                           (NOTE 2)
                                                              ------------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                                                 1997         1998           1999            1999
                                                              ----------   -----------   -------------   -------------
                                                                                                  (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $1,128,617   $   539,603   $ 18,854,556    $ 23,854,556
  Accounts receivable, net of allowance of $51,890 at
    September 30, 1999......................................      31,037            --        579,799         579,799
  Prepaid expenses..........................................      46,933        12,729        235,665         235,665
  Other assets..............................................       4,500        20,029         35,577          35,577
                                                              ----------   -----------   ------------    ------------
        Total current assets................................   1,211,087       572,361     19,705,597      24,705,597
Property and equipment, net (Note 4)........................      48,599       199,082      2,340,178       2,340,178
                                                              ----------   -----------   ------------    ------------
        Total assets........................................  $1,259,686   $   771,443   $ 22,045,775    $ 27,045,775
                                                              ==========   ===========   ============    ============
                                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................      24,445        67,743        356,066         356,066
  Deferred revenue..........................................          --            --        252,531         252,531
  Accrued expenses..........................................      63,569        46,140        944,927         944,927
                                                              ----------   -----------   ------------    ------------
        Total liabilities...................................      88,014       113,883      1,553,524       1,553,524
Commitments and contingencies (Notes 5 and 6)
Series D Convertible Preferred Stock (Note 6), $0.001 par
  value, 10,000,000 shares authorized; 2,500,000 shares
  issued and outstanding (entitled in liquidation to
  $17,500,000), at September 30, 1999 subject to a put
  option at $7 per share....................................          --            --     17,500,000              --
Stockholders' equity (Notes 6 and 7):
  Series A Convertible Preferred Stock, $0.001 par value,
    2,000,000 shares authorized at December 31, 1997 and
    1998 and 754,603 shares authorized at September 30,
    1999; 754,603 shares issued and outstanding (entitled in
    liquidation to $500,000), net of issuance costs, at
    December 31, 1997 and 1998 and September 30, 1999,
    respectively, and none issued and outstanding on a pro
    forma basis.............................................     498,330       498,330        498,330              --
  Series B Convertible Preferred Stock, $0.001 par value,
    5,000,000 shares authorized at December 31, 1997 and
    1998 and 1,890,000 shares authorized at September 30,
    1999; 1,170,000, 1,890,000 and 1,890,000 shares issued
    and outstanding (entitled in liquidation to $1,300,000,
    $2,100,000 and $2,100,000, respectively), net of
    issuance costs, at December 31, 1997 and 1998 and
    September 30, 1999, respectively, and none issued and
    outstanding on a pro forma basis........................   1,287,849     2,082,915      2,082,915              --
  Series C Convertible Preferred Stock, $0.001 par value,
    6,168,282 shares authorized, issued and outstanding
    (entitled in liquidation to $10,572,435), net of
    issuance costs, at September 30, 1999 and none issued
    and outstanding on a pro forma basis....................          --            --     10,526,937              --
  Series D Convertible Preferred Stock, $0.001 par value,
    10,000,000 shares authorized; 5,000,000 shares issued
    and outstanding (entitled in liquidation to
    $35,000,000), net of issuance costs, at September 30,
    1999 and none issued and outstanding on a pro forma
    basis...................................................          --            --     34,970,000              --
  Common Stock, $0.001 par value, 15,000,000 shares
    authorized at December 31, 1997 and 1998 and 36,000,000
    shares authorized at September 30, 1999; 4,430,682,
    4,764,682, 5,049,992 and 21,362,877 shares issued and
    outstanding at December 31, 1997 and 1998, September 30,
    1999 and September 30, 1999 pro forma, respectively.....       4,431         4,765          5,050          21,363
  Additional paid-in capital................................      32,687        61,422     33,745,069      99,306,938
  Deferred compensation and equity related charges..........          --            --    (53,590,332)    (53,590,332)
  Stock subscription receivable.............................     (50,050)           --    (17,500,000)    (12,500,000)
  Accumulated deficit.......................................    (601,575)   (1,989,872)    (7,745,718)     (7,745,718)
                                                              ----------   -----------   ------------    ------------
        Total stockholders' equity..........................   1,171,672       657,560      2,992,251      25,492,251
                                                              ----------   -----------   ------------    ------------
        Total liabilities and stockholders' equity..........  $1,259,686   $   771,443   $ 22,045,775    $ 27,045,775
                                                              ==========   ===========   ============    ============

    The accompanying notes are an integral part of the financial statements.

                                FAIRMARKET, INC.

                            STATEMENTS OF OPERATIONS

                                              FEBRUARY 20, 1997                       NINE MONTHS ENDED
                                             (DATE OF INCEPTION)    YEAR ENDED          SEPTEMBER 30,
                                                     TO            DECEMBER 31,   -------------------------
                                              DECEMBER 31, 1997        1998          1998          1999
                                             -------------------   ------------   -----------   -----------
                                                                                         (UNAUDITED)
Revenue....................................       $   2,523        $     3,784    $     2,448   $   891,422
Operating expenses:
  Cost of revenue..........................              --                 --             --       422,442
  Sales and marketing......................         278,633            683,144        545,826     3,144,487
  Development and engineering..............          94,406            313,654        196,249     1,264,613
  General and administrative...............         234,043            426,458        272,945     1,057,532
  Equity related charges...................              --                 --             --     1,037,253
                                                  ---------        -----------    -----------   -----------
        Total operating expenses...........         607,082          1,423,256      1,015,020     6,926,327
                                                  ---------        -----------    -----------   -----------
Loss from operations.......................        (604,559)        (1,419,472)    (1,012,572)   (6,034,905)
Interest income............................           4,415             31,256         26,981       284,286
Interest expense...........................          (1,431)               (81)           (81)       (5,227)
                                                  ---------        -----------    -----------   -----------
        Net loss...........................       $(601,575)       $(1,388,297)   $  (985,672)  $(5,755,846)
                                                  =========        ===========    ===========   ===========
Basic and diluted net loss per share.......       $   (0.15)       $     (0.30)   $     (0.22)  $     (1.16)
                                                  =========        ===========    ===========   ===========
Shares used in computing basic and diluted
  net loss per share.......................       4,072,998          4,571,428      4,526,774     4,969,939
Unaudited pro forma basic and diluted net
  loss per share...........................                        $     (0.21)                 $     (0.43)
                                                                   ===========                  ===========
Shares used in computing pro forma basic
  and diluted net loss per share...........                          6,764,304                   13,479,689

    The accompanying notes are an integral part of the financial statements.

                                FAIRMARKET, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM FEBRUARY 20, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997,
                               FOR THE YEAR ENDED
 DECEMBER 31, 1998 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

                                                             NUMBER OF SHARES
                                     -----------------------------------------------------------------
                                      SERIES A      SERIES B      SERIES C      SERIES D                  SERIES A      SERIES B
                                     CONVERTIBLE   CONVERTIBLE   CONVERTIBLE   CONVERTIBLE               CONVERTIBLE   CONVERTIBLE
                                      PREFERRED     PREFERRED     PREFERRED     PREFERRED     COMMON      PREFERRED     PREFERRED
                                        STOCK         STOCK         STOCK         STOCK        STOCK        STOCK         STOCK
                                     -----------   -----------   -----------   -----------   ---------   -----------   -----------
Issuance of common stock...........                                                          4,430,682
Issuance of Series A Convertible
Preferred Stock, net...............    754,603                                                            $498,330
Issuance of Series B Convertible
 Preferred Stock, net..............                 1,170,000                                                          $1,287,849
Net loss...........................
                                       -------      ---------                                ---------    --------     ----------
Balance at December 31, 1997.......    754,603      1,170,000                                4,430,682     498,330      1,287,849
Issuance of common stock for
 services..........................                                                            334,000
Issuance of Series B Convertible
 Preferred Stock, net..............                   720,000                                                             795,066
Net loss...........................
                                       -------      ---------                                ---------    --------     ----------
Balance at December 31, 1998.......    754,603      1,890,000                                4,764,682     498,330      2,082,915
Issuance of common stock...........                                                            246,872
Issuance of Series C Convertible
 Preferred Stock, net..............                               6,168,282
Issuance of Series D Convertible
 Preferred Stock, net..............                                             7,500,000
Exercise of employee stock
 options...........................                                                             38,438
Deferred compensation related to
 employee stock options............
Issuance of warrants...............
Equity related charges.............
Net loss...........................
                                       -------      ---------     ---------     ---------    ---------    --------     ----------
Balance at September 30, 1999
 (unaudited).......................    754,603      1,890,000     6,168,282     7,500,000    5,049,992    $498,330     $2,082,915
                                       =======      =========     =========     =========    =========    ========     ==========


                                                                                          DEFERRED
                                      SERIES C      SERIES D                            COMPENSATION
                                     CONVERTIBLE   CONVERTIBLE   COMMON   ADDITIONAL     AND EQUITY       STOCK
                                      PREFERRED     PREFERRED    STOCK      PAID-IN       RELATED      SUBSCRIPTION   ACCUMULATED
                                        STOCK         STOCK      AT PAR     CAPITAL       CHARGES       RECEIVABLE      DEFICIT
                                     -----------   -----------   ------   -----------   ------------   ------------   -----------
Issuance of common stock...........                              $4,431   $    32,687
Issuance of Series A Convertible
Preferred Stock, net...............
Issuance of Series B Convertible
 Preferred Stock, net..............                                                                    $    (50,050)
Net loss...........................                                                                                   $ (601,575)
                                                                 ------   -----------                  ------------   -----------
Balance at December 31, 1997.......                              4,431         32,687                       (50,050)    (601,575)
Issuance of common stock for
 services..........................                                334         28,735
Issuance of Series B Convertible
 Preferred Stock, net..............                                                                          50,050
Net loss...........................                                                                                   (1,388,297)
                                                                 ------   -----------                  ------------   -----------
Balance at December 31, 1998.......                              4,765         61,422                            --   (1,989,872)
Issuance of common stock...........                                247         52,256
Issuance of Series C Convertible
 Preferred Stock, net..............  $10,526,937
Issuance of Series D Convertible
 Preferred Stock, net..............                $34,970,000                          $(21,000,000)   (17,500,000)
Exercise of employee stock
 options...........................                                 38          3,806
Deferred compensation related to
 employee stock options............                                         3,916,185    (3,916,185)
Issuance of warrants...............                                        29,711,400   (29,711,400)
Equity related charges.............                                                       1,037,253
Net loss...........................                                                                                   (5,755,846)
                                     -----------   -----------   ------   -----------   ------------   ------------   -----------
Balance at September 30, 1999
 (unaudited).......................  $10,526,937   $34,970,000   $5,050   $33,745,069   $(53,590,332)  $(17,500,000)  $(7,745,718)
                                     ===========   ===========   ======   ===========   ============   ============   ===========


                                         TOTAL
                                     STOCKHOLDERS'
                                        EQUITY
                                     -------------
Issuance of common stock...........   $    37,118
Issuance of Series A Convertible
Preferred Stock, net...............       498,330
Issuance of Series B Convertible
 Preferred Stock, net..............     1,237,799
Net loss...........................      (601,575)
                                      -----------
Balance at December 31, 1997.......     1,171,672
Issuance of common stock for
 services..........................        29,069
Issuance of Series B Convertible
 Preferred Stock, net..............       845,116
Net loss...........................    (1,388,297)
                                      -----------
Balance at December 31, 1998.......       657,560
Issuance of common stock...........        52,503
Issuance of Series C Convertible
 Preferred Stock, net..............    10,526,937
Issuance of Series D Convertible
 Preferred Stock, net..............    (3,530,000)
Exercise of employee stock
 options...........................         3,844
Deferred compensation related to
 employee stock options............            --
Issuance of warrants...............            --
Equity related charges.............     1,037,253
Net loss...........................    (5,755,846)
                                      -----------
Balance at September 30, 1999
 (unaudited).......................   $ 2,992,251
                                      ===========

    The accompanying notes are an integral part of the financial statements.

                                FAIRMARKET, INC.

                            STATEMENTS OF CASH FLOWS

                                                              FEBRUARY 20, 1997        YEAR          NINE MONTHS ENDED
                                                             (DATE OF INCEPTION)      ENDED            SEPTEMBER 30,
                                                               TO DECEMBER 31,     DECEMBER 31,   ------------------------
                                                                    1997               1998          1998         1999
                                                             -------------------   ------------   ----------   -----------
                                                                                                        (UNAUDITED)
Cash flows from operating activities:
Net loss...................................................      $ (601,575)       $(1,388,297)   $ (985,672)  $(5,755,846)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
      Depreciation.........................................           8,709             49,865        17,741       197,178
      Reserve for uncollectible accounts...................              --                 --            --        51,890
      Value of stock issued for services...................          23,068             28,525         9,450         5,650
      Amortization of deferred compensation and equity
        related charges....................................              --                 --            --     1,037,253
      Changes in operating assets and liabilities:
          (Increase) decrease in accounts receivable.......         (31,037)            31,037        31,037      (631,689)
          (Increase) decrease in prepaid expenses..........         (46,933)            34,204        44,649      (222,936)
          Increase in other assets.........................          (4,500)           (15,529)      (17,768)      (15,548)
          Increase in accounts payable.....................          24,445             43,298        10,288       288,323
          Increase in deferred revenue.....................              --                 --            --       252,531
          Increase (decrease) in accrued expenses..........          63,569            (17,429)      (63,569)      898,787
                                                                 ----------        -----------    ----------   -----------
        Net cash used in operating activities..............        (564,254)        (1,234,326)     (953,844)   (3,894,407)
                                                                 ----------        -----------    ----------   -----------

Cash flows from investing activities:
  Additions to property and equipment......................         (57,308)          (200,348)      (89,730)   (2,338,274)
                                                                 ----------        -----------    ----------   -----------

Cash flows from financing activities:
  Proceeds from issuance of common stock...................          14,050                544            49        50,697
  Proceeds from issuance of notes payable..................         500,000                 --            --            --
  Payment of fees related to issuance of Series A
    Convertible Preferred Stock, net of issuance costs.....          (1,670)                --            --
  Proceeds from issuance of Series B Convertible Preferred
    Stock, net of issuance costs...........................       1,237,799            795,066       797,395            --
  Proceeds from issuance of Series C Convertible Preferred
    Stock, net of issuance costs...........................              --                 --            --    10,526,937
  Proceeds from issuance of Series D Convertible Preferred
    Stock, net of issuance costs...........................              --                 --            --    13,970,000
  Collection of subscription receivable....................              --             50,050        50,050            --
                                                                 ----------        -----------    ----------   -----------
        Net cash provided by financing activities..........       1,750,179            845,660       847,494    24,547,634
Net increase (decrease) in cash............................       1,128,617           (589,014)     (196,080)   18,314,953
Cash at beginning of period................................              --          1,128,617     1,128,617       539,603
                                                                 ----------        -----------    ----------   -----------
Cash at end of period......................................      $1,128,617        $   539,603    $  932,537   $18,854,556
                                                                 ==========        ===========    ==========   ===========

Supplemental data:
  Non-cash activity:
  Issuance of Series A Convertible Preferred Stock in
    exchange for notes payable.............................      $  500,000                 --            --            --
  Issuance of warrants to non-employees recorded as a
    deferred charge........................................              --                 --            --   $29,711,400
  Issuance of Series D Convertible Preferred Stock below
    fair value recorded as a deferred charge...............              --                 --            --   $38,500,000

    The accompanying notes are an integral part of the financial statements.

                                FAIRMARKET, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY:

     FairMarket, Inc. (the "Company" or "FairMarket") was formed as a Delaware corporation in February 1997 and is headquartered in Woburn, Massachusetts. From its inception through May 1998, the Company devoted substantially all of its efforts to its initial business model of matching buyers and sellers of computer products and peripherals utilizing the Company's own Internet auction web site. Product sales were transacted directly between the buyer and the seller, with the Company earning a transaction fee based on the dollar amount of completed sales and, beginning in May 1998, a fee for listing products on its auction site. In December 1998, the Company began to implement its current business model involving the offering of outsourced, private-label auction solutions.

     The Company has a single operating segment, providing outsourced, private-label auction solutions. The Company has no organizational structure dictated by product lines, geography or customer type. To date, revenue has primarily been derived from services provided to domestic companies.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could materially differ from those estimates.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investment instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consists of cash placed in an overnight investment account, commercial paper and a money market account.

  CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with financial institutions that management believes are of high credit quality.

  PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost less accumulated depreciation. Costs of major additions and betterments are capitalized; maintenance and repairs which do not improve or extend the life of the respective assets are charged to operations. On disposal, the related accumulated depreciation or amortization is removed from the accounts and any resulting gain

                                FAIRMARKET, INC.

or loss is included in the results of operations. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

                                                              ESTIMATED USEFUL LIFE
                                                             ------------------------
Computer equipment.........................................          3 years
Furniture and fixtures.....................................          5 years
Leasehold improvements.....................................  shorter of lease term or asset useful life

  REVENUE RECOGNITION

     From inception through May 1998, the Company earned revenue by charging buyers and sellers a transaction fee on transactions effected on the Company's former auction site. The Company recognized revenue when the seller shipped the auctioned merchandise to the buyer. From May 1998 through November 1998, the Company also charged sellers a listing fee and recognized this fee as revenue at the conclusion of the auction. In December 1998, the Company began offering an outsourced, private-label auction solution for business merchants and online web communities. The Company derives revenue in the form of service fees and network fees.

     Service fees consist of site implementation fees, operating and support fees. A site implementation fee is charged for the initial design, development and implementation of a customer's auction site in accordance with the terms of the contract. The site implementation fee is payable upon execution of the contract, recorded as deferred revenue and recognized as revenue, ratably, over the contract period. A monthly service fee covers hosting services, basic direct customer support services, services for online billing and collection of fees, and fraud protection services. Monthly service fees are recognized as revenue in the month that the service is provided.

     Network fees consist of the Company's share of transaction, listing and merchandizing fees charged to our customers or their end-users. Merchant customers pay transaction fees at varying percentages of the gross proceeds from the sale of their listed products and services, whether sold on their sites or on other Network sites. Community customers pay transaction fees from the sale of the items that are listed through the community auction site and are sold either on their sites or on other FairMarket Network sites. The fee percentages vary by customer depending on the anticipated level of auction site activity on the customer's site. Communities receive a percentage of the gross proceeds from the sale of items that are listed directly through other auction sites in the FairMarket Network and sold through the community auction site. The Company records revenue net of amounts shared with its customers. Transaction fees are invoiced and recognized at the completion of the auction period.

     The Company's agreements with two of its customers provide that if the companies drive a minimum level of Internet traffic to the FairMarket Network through their portal sites, the Company guarantees the customers a minimum level of transaction fee revenue regardless of the level of actual revenue realized by the customer (also see Note 6). The Company defers its share of related transaction revenue until either i) the customer has earned the minimum level of transaction fee revenue or ii) it is determined that the customer has not met the minimum traffic requirements.

                                FAIRMARKET, INC.

  DEVELOPMENT AND ENGINEERING

     Development and engineering costs consist primarily of labor and related costs for the design, deployment, testing and enhancement of the Company's auction systems and are expensed as incurred.

     On January 1, 1999, the Company adopted American Institute of Certified Public Accountants Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). Accordingly, the Company's policy is to capitalize costs associated with the design and implementation of its operating systems, including internally and externally developed software. Year to date, costs incurred have related primarily to maintenance and enhancements of existing software and systems and internal costs eligible for capitalization under SOP 98-1 have been immaterial.

  ADVERTISING COSTS

     Advertising costs are expensed as incurred. Advertising expenses of approximately $47,100, $8,200, $8,200 and $1,230,000 were charged to sales and marketing expenses for the period from February 20, 1997 (date of inception) to December 31, 1997, for the year ended December 31, 1998 and for the nine-month periods ended September 30, 1998 and 1999, respectively.

  INCOME TAXES

     Deferred tax assets and liabilities are recognized for the expected future tax consequences, using current tax rates, of temporary differences between the financial statement carrying amounts and the income tax bases of assets and liabilities. A valuation allowance is applied against any net deferred tax asset if, based on the weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

  ACCOUNTING FOR STOCK-BASED COMPENSATION

     Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," encourages but does not require companies to record compensation costs for stock-based employee compensation at fair value. The Company has chosen to account for stock-based compensation granted to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation costs for stock options granted to employees is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount that must be paid to acquire the stock. Stock-based compensation issued to non-employees is measured and recorded using the fair value method prescribed in SFAS No. 123.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company, to date, has not engaged in

                                FAIRMARKET, INC.

derivative and hedging activities, and accordingly does not believe that the adoption of SFAS No. 133 will have a material impact on the financial reporting and related disclosures of the Company. The Company will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the Effective Date of FASB Statement No. 133," in fiscal year 2000.

  INTERIM FINANCIAL INFORMATION

     The consolidated financial statements of the Company as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 are unaudited. All adjustments (consisting only of normal recurring adjustments) have been made which, in the opinion of management, are necessary for a fair presentation of the financial statements. Results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999 or for any future period.

  PRO FORMA BALANCE SHEET (UNAUDITED)

     Upon the closing of the Company's initial public offering, all of the outstanding shares of the Company's Series A, B, C and D Convertible Preferred Stock will automatically convert on a 1-for-1 basis into shares (16,312,885 shares in the aggregate) of the Company's common stock, assuming an offering price of greater than $7 per share and $15,000,000 in the aggregate. Upon the closing of the Company's initial public offering, a put right for 2,500,000 shares of Series D Convertible Preferred Stock will expire. Upon the closing, Excite, Inc. is obligated to pay the Company $5,000,000 related to a subscription receivable (see Note 6). The unaudited pro forma presentation of the balance sheet has been prepared assuming the conversion of the convertible preferred stock into common stock, the expiration of the put right, and that the payment has been made by Excite at September 30, 1999.

3. NET LOSS PER SHARE AND PRO FORMA LOSS PER SHARE:

     Basic loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted loss per share is computed using the weighted average number of common shares outstanding during the period plus the effect of any dilutive potential common shares. Dilutive potential common shares consist of stock options, preferred stock and warrants. Potential common shares were excluded from the calculation of net loss per share for the periods presented since their inclusion would be antidilutive. At December 31, 1997, there were options to purchase 303,000 common shares and 1,924,603 shares of preferred stock convertible into 1,924,603 shares of common stock; at December 31, 1998, there were options to purchase 510,000 shares of common stock and 2,644,603 shares of preferred stock convertible into 2,644,603 shares of common stock; at September 30, 1999, there were options to purchase 3,226,062 shares of common stock, 16,312,885 shares of preferred stock convertible into 16,312,885 shares of common stock and warrants to purchase 5,820,000 shares of common stock, all of which have been excluded from the calculation of diluted earnings per share.

     Pro forma basic and diluted loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into common stock, as if the shares had converted immediately upon their issuance.

                                FAIRMARKET, INC.

     The following is a calculation of pro forma net loss per share (unaudited):

                                                                                  NINE
                                                               YEAR ENDED     MONTHS ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1998            1999
                                                              ------------    -------------
Pro forma net loss..........................................  $(1,388,297)     $(5,755,846)
                                                              ===========      ===========
Shares used in computing pro forma basic and diluted net
loss per share:
     Weighted average number of common shares outstanding...    4,571,428        4,969,939
     Weighted average impact of assumed conversion of
       preferred stock on issuance..........................    2,192,876        8,509,750
                                                              -----------      -----------
Shares used in computing pro forma basic and diluted net
  loss per share............................................    6,764,304       13,479,689
                                                              ===========      ===========
Basic and diluted pro forma net loss per common share.......  $     (0.21)     $     (0.43)
                                                              ===========      ===========

4. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                         DECEMBER 31,
                                                      -------------------    SEPTEMBER 30,
                                                       1997        1998          1999
                                                      -------    --------    -------------
Computer equipment..................................  $44,663    $230,866     $2,387,352
Furniture and fixtures..............................   12,645      26,790        145,986
Leasehold improvements..............................       --          --         62,592
                                                      -------    --------     ----------
                                                       57,308     257,656      2,595,930
Less accumulated depreciation.......................   (8,709)    (58,574)      (255,752)
                                                      -------    --------     ----------
Property and equipment, net.........................  $48,599    $199,082     $2,340,178
                                                      =======    ========     ==========

     Depreciation expense was $8,709, $49,865, $17,741 and $197,178 for the period from February 20, 1997 (date of inception) to December 31, 1997, for the year ended December 31, 1998, for the nine months ended September 30, 1998 and for the nine months ended September 30, 1999, respectively.

                                FAIRMARKET, INC.

5. COMMITMENTS AND CONTINGENCIES:

     In February 1998 and April 1999, the Company entered into long-term leases for office space expiring in 2001 and 2004, respectively. Future minimum lease payments under noncancelable operating leases at September 30, 1999 are as follows:

1999........................................................  $ 62,029
2000........................................................   248,115
2001........................................................   214,734
2002........................................................   164,185
2003........................................................   164,185
Thereafter..................................................    15,583
                                                              --------
Total.......................................................  $868,831
                                                              ========

     Rental expense under operating leases amounted to $9,182 and $80,114 for the period from February 20, 1997 (date of inception) to December 31, 1997, and for the year ended December 31, 1998, respectively, and $60,086 and $138,376 for the nine months ended September 30, 1998 and 1999, respectively.

     The Company is also a party to certain auction service agreements under which it has contingent commitments (see Note 6).

6. STOCKHOLDERS' EQUITY:

     At December 31, 1997 and 1998, the Company had authorized the issuance of 15,000,000 shares of common stock with a par value of $0.001 ("Common Stock") and 10,000,000 shares of preferred stock with a par value of $0.001 of which 2,000,000 have been designated as Series A Convertible Preferred Stock ("Series A Preferred"), 5,000,000 have been designated as Series B Convertible Preferred Stock ("Series B Preferred"), and 3,000,000 remain undesignated. At September 30, 1999, the authorized capital stock of the Company consisted of (i) 36,000,000 shares of voting Common Stock authorized for issuance with a par value of $0.001 and (ii) 20,000,000 shares of preferred stock with a par value of $0.001, of which 754,603 shares have been designated as Series A Preferred, 1,890,000 shares have been designated as Series B Preferred, 6,168,282 shares have been designated as Series C Convertible Preferred Stock ("Series C Preferred") and 10,000,000 shares have been designated as Series D Convertible Preferred Stock ("Series D Preferred") (collectively, the "Convertible Preferred Stock").

     The number of shares designated for each series may be increased or decreased by the Company's Board of Directors without a vote of the stockholders. The Board of Directors has the authority to determine the voting powers, designation, preferences, privileges and restrictions of the undesignated preferred shares.

     Each share of Convertible Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the original Series A issue price, the original Series B issue price, the original Series C issue price or the original Series D issue price, as the case may be, by the conversion price applicable to such share, as in effect on the date the share certificate is surrendered for conversion.

                                FAIRMARKET, INC.

     Each share of Convertible Preferred Stock will automatically convert into shares of Common Stock at the then-current conversion price, immediately upon the earlier of (i) the Company's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended, the public offering price of which is not less than $7.00 per share (as adjusted for any stock splits, stock dividends, recapitalization or the like) and $15,000,000 in the aggregate or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Convertible Preferred Stock (voting together as a single class and not as a separate series, and on an as-converted basis).

     No dividends or other distributions may be authorized, declared, paid or set apart on any shares of Common Stock or Preferred Stock unless at the same time (A) a dividend is declared or paid to the Series C Preferred stockholders equal to the greater of (1) $0.137 per share per annum, and to the Series D Preferred stockholders in the amount of $0.56 per share per annum, or (2) an amount equal to that paid on any other outstanding shares of the Company (assuming conversion of the Series C Preferred and Series D Preferred as of the record date for the dividend) and (B) a dividend is declared or paid upon the shares of Series A Preferred and Series B Preferred in an amount equal to that paid on any other outstanding shares of the Company (assuming conversion of the Series A Preferred and Series B Preferred as of the record date for the dividend). Dividends shall not be cumulative. The preferred shares are not redeemable, except for certain shares of Series D Preferred that are subject to a put option (see below), and are restricted as to transferability. The holders of the preferred shares vote with the holders of the common shares on an as-converted basis. The holders of the Series B Preferred and Series C Preferred are, each as a class, entitled to elect one director to the Company's Board of Directors.

     The Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shares have a preference in liquidation of $0.6626, $1.1111, $1.714, and $7.00, respectively, subject to the full payment of shares of stock of the Company ranking senior as to the liquidation rights of those preferred shares. If funds legally available for distribution upon liquidation are insufficient to pay the holders of the Series C Preferred and Series D Preferred their full preferential amounts, then amounts paid must be distributed ratably among the holders of the Series C Preferred and Series D Preferred in proportion to the preferential amount to which each holder would be otherwise entitled.

     If upon completion of the distribution to the Series C Preferred Stockholders and Series D Preferred stockholders, there are assets remaining in the Company, then the Series B Preferred shares will rank on parity with the Series A Preferred shares with respect to a preference in liquidation. If funds legally available for distribution upon liquidation are insufficient to pay the holders of the Series A Preferred and Series B Preferred their full preferential amount, then amounts paid shall be distributed ratably among the holders of the Series A Preferred and Series B Preferred in proportion to the preferential amounts to which each holder would otherwise be entitled.

     If upon completion of the distribution to the Series A Preferred Stockholders and Series B Preferred Stockholders, there are remaining assets of the Company, then these remaining assets will be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock held.

                                FAIRMARKET, INC.

     The Company has reserved 1,924,603, 2,644,603 and 16,312,885 shares of Common Stock for issuance upon the conversion of the preferred shares outstanding at December 31, 1997 and 1998 and September 30, 1999, respectively.

     On December 31, 1997, the Company issued 754,603 shares of Series A Preferred in exchange for notes in the amount of $500,000.

     The Company issued 1,170,000 and 720,000 shares of Series B Preferred during the period from February 20, 1997 (date of inception) to December 31, 1997 and during the year ended December 31, 1998, respectively. Cash proceeds of $1,287,849 and $795,066 from the sale were recorded net of issuance costs of $12,151 and $4,934, respectively.

     On February 8, 1999 the Company borrowed $2,000,000 pursuant to a convertible promissory note. Amounts borrowed under this note bear interest at the monthly "applicable federal rate" established by the Internal Revenue Service. The principal balance of the note plus interest in the amount of $5,227 was paid in full on March 12, 1999 with the proceeds from the sale of the Series C Preferred. On February 25, 1999, the Company sold 6,168,282 shares of Series C Preferred. Proceeds from the sale of $10,526,937 were recorded net of issuance costs of $45,498.

  STRATEGIC RELATIONSHIPS

     On May 12, 1999, the Company entered into an Auction Services Agreement with Lycos, Inc. which has a three-year term (subject to renewal by mutual agreement). Under the agreement, the Company has agreed to provide auction solutions to several Lycos web sites in return for a share of the network fees charged on the Lycos sites.

     In connection with this agreement, Lycos received two warrants to purchase shares of the Company's Common Stock. The first is exercisable for 725,000 shares of the Company's Common Stock at an exercise price of $0.01 per share, and must be exercised before the closing of an initial public offering. The second is exercisable for up to 595,000 shares of the Company's Common Stock at an exercise price of $1.71 per share. The number of shares for which the second warrant may be exercised depends on Lycos meeting certain performance criteria. The second warrant is currently not exercisable. The second warrant will terminate on May 12, 2006 or earlier if FairMarket is sold to a third party. The Company estimated the value of the first warrant to be $1,235,400 using the Black-Scholes valuation model at the date of grant. The value of the warrant is being amortized over the term of the agreement. Related expense for the nine months ended September 30, 1999 was $171,583. Should the performance criteria on the second warrant be met, the fair value of the warrant will be estimated at the time the performance criteria are met.

     On August 23, 1999, the Company entered into an Auction Services Agreement with Microsoft Corporation which has a five-year initial term with an automatic renewal term of five years. Under the agreement, the Company has agreed to provide auction solutions to MSN.com and certain other web sites owned or operated by Microsoft, in return for monthly hosting fees and a share of the network fees charged on the Microsoft sites.

     The agreement with Microsoft contains certain performance guarantees. Microsoft has guaranteed to drive at least a specified level of Internet traffic to the FairMarket Network through its Internet portal site for each year of the contract's initial term. If Microsoft meets its performance guarantee, the Company has guaranteed to Microsoft a minimum level of

                                FAIRMARKET, INC.

transaction fee revenue regardless of the level of actual transaction fee revenue earned by Microsoft. Minimum transaction fees guaranteed to Microsoft are $5.0 million, $10.0 million, $10.0 million, $15.0 million and $20.0 million for the years ending December 31, 2000, 2001, 2002, 2003 and 2004, respectively. If Microsoft's actual transaction fee revenue is less than the guaranteed minimum, the Company will pay Microsoft the difference. To date the traffic minimum has not been reached and accordingly, no amounts have been accrued related to these contingent liabilities.

     In connection with this agreement, Microsoft purchased 1,250,000 shares of the Series D Preferred for cash consideration of $8,750,000.

     The Company also issued warrants to Microsoft for the purchase of 4,500,000 shares of Common Stock at an exercise price of $1.71 per share. The warrants terminate upon closing of the sale of the Company. Following an initial public offering (IPO), the warrants terminate on the earlier of two years after the consummation of the IPO, 30 days after the Company has sent written notice to the warrant holder that the IPO price of Common Stock equaled or exceeded $25 per share, or 30 days after the Company has sent written notice to the holder that the reported closing price of the Common Stock on the exchange or market on which the Common Stock is listed or traded equaled or exceeded $25.00 for 20 consecutive trading days. Unless earlier terminated as described above, the warrants terminate on August 20, 2004. The Company has estimated the fair value of the warrants to be $28,476,000 using the Black-Scholes valuation model. The value of the warrants is being amortized over five years, the initial term of the agreement. Related expense for the nine months ended September 30, 1999 was $474,600. During the nine months ended September 30, 1999, the Company recognized revenue of $120,000 from Microsoft for monthly service fees. At September 30, 1999, the Company had receivables totaling $60,000 from Microsoft.

     On August 23, 1999, the Company entered into an Auction Services Agreement with Excite, Inc. which has a five-year initial term. Under this agreement, the Company has agreed to provide auction solutions to Excite.com and certain other web sites owned or operated by Excite, Inc. in return for a share of the network fees charged by the Excite sites.

     The agreement with Excite contains certain performance guarantees. Excite has guaranteed to drive at least a specified level of Internet traffic to the FairMarket Network through its Internet portal site for each year of the contract's initial term. If Excite meets its performance guarantee, the Company has guaranteed to Excite a minimum level of transaction fee revenue regardless of the level of actual transaction fee revenue earned by Excite. Minimum transaction fees guaranteed to Excite are $0.8 million, $2.1 million, $4.6 million, $7.0 million and $8.4 million for the years ending December 31, 2000, 2001, 2002, 2003 and 2004, respectively. If Excite's actual transaction fee revenue is less than the guaranteed minimum, the Company will pay Excite the difference. To date the traffic minimum has not been reached and accordingly, no amounts have been accrued related to these contingent liabilities.

     In addition, the Company has committed to purchase from Excite online banner and other advertising services for $2.5 million per quarter during 2000 and 2001, for a total of $20.0 million.

     In addition, Excite has purchased 2,500,000 shares of Series D Preferred for cash consideration of $17,500,000. Under the stock purchase agreement, Excite withheld the $17,500,000 as a prepayment against the Company's obligation to purchase advertising as described above. This amount has been recorded as a subscription receivable in the

                                FAIRMARKET, INC.

stockholders equity section of the balance sheet. Upon completion of this offering, Excite is obligated to pay the Company $5,000,000 of such amount, but may retain the remainder against the Company's ongoing advertising obligations.

     For the period beginning December 15, 1999 through the date of the Company's initial public offering, Excite has the right to require the Company to buy back the shares of Series D Preferred (put option) for the original purchase price. Accordingly, these shares are presented above the equity section of the balance sheet as of September 30, 1999.

     The Company also issued to Excite 1,500,000 shares of Series D Preferred for no cash consideration. The Company may repurchase the shares for up to one year if Excite terminates the Auction Services Agreement. The Company has recorded the shares at fair value for a total of $10,500,000, as a deferred charge to be amortized over the term of the agreement. The related expense for the nine months ended September 30, 1999 was $175,000. The value of the shares will be remeasured and adjusted at each balance sheet date over the period during which the shares may be repurchased.

     On September 15 1999, the Company entered into an Auction Services Agreement with TicketMaster Online-CitySearch, Inc. ("TMCS") which has a three-year initial term (subject to annual renewal unless terminated by either party). Under the agreement, the Company provides auction solutions to certain web sites owned and controlled by TMCS in return for a share of the network fees charged by TMCS.

     In connection with this agreement, TMCS purchased 750,000 shares of Series D Preferred for proceeds of $5,250,000. The Company also issued 1,500,000 shares of Series D Preferred in exchange for one year of advertising and a license to certain technology. The Company has recorded the shares at fair value, for a total of $10,500,000, as a deferred charge to be amortized over three years, the term of the agreement. There was no related expense recorded for the nine months ended September 30, 1999.

7. STOCK OPTION PLANS:

  1997 STOCK OPTION PLAN

     In March 1997, the Board of Directors and stockholders approved the Amended and Restated 1997 Stock Option Plan (the "1997 Plan") which provides for the issuance of up to 750,000 shares of Common Stock under incentive stock options ("ISOs") and nonstatutory stock options ("NSOs"). The 1997 Plan provides for the granting of ISOs to employees of the Company and NSOs to nonemployee directors of the Company and consultants. ISOs and NSOs granted under the 1997 Plan have a maximum term of 10 years from the date of grant, vest over four years and in the case of ISOs, have an exercise price not less than fair value of the Common Stock at the date of grant.

  1999 STOCK OPTION PLAN

     In February 1999, the Board of Directors and stockholders approved the 1999 Stock Option Plan (the "1999 Plan"), which provides for the issuance of up to 3,421,237 shares of Common Stock under ISOs or NSOs or through the direct issuance or sale of common stock to officers, employees, directors, and consultants of the Company.

     The Board of Directors determines the term of each option, the option price, the number of shares for which each option is granted and the rate at which each option is exercisable. For

                                FAIRMARKET, INC.

holders of 10% or more of the Company's outstanding Common Stock, ISOs may not be granted at less than 110% of the fair market value of the Common Stock at the date of grant.

     The following tables summarize information about stock options outstanding at September 30, 1999:

                         OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                    -----------------------------                    ----------------------------
                                     REMAINING         WEIGHTED                       WEIGHTED
RANGE OF EXERCISE     NUMBER        CONTRACTUAL        AVERAGE         NUMBER         AVERAGE
 PRICE PER SHARE    OUTSTANDING   LIFE (IN YEARS)   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
-----------------   -----------   ---------------   --------------   -----------   --------------
   $     0.10          691,562         9.02             $0.100         44,627          $0.100
         0.20        1,390,000         9.62              0.200             --              --
         0.50          702,000         9.79              0.500             --              --
         1.50          312,500         9.89              1.500             --              --
         3.00          130,000         9.96              3.000             --              --
                     ---------                                         ------
   $0.10-$3.00       3,226,062         9.57             $0.483         44,627          $0.100
                     =========                                         ======

     Stock option activity for the period from February 20, 1997 (date of inception) to December 31, 1997, for the year ended December 31, 1998 and for the nine months ended September 30, 1999 is as follows:

                                      1997                    1998             SEPTEMBER 30, 1999
                              ---------------------   ---------------------   ---------------------
                                          WEIGHTED                WEIGHTED                WEIGHTED
                                           AVERAGE                 AVERAGE                 AVERAGE
                                          EXERCISE                EXERCISE                EXERCISE
                               NUMBER     PRICE PER    NUMBER     PRICE PER    NUMBER     PRICE PER
                              OF SHARES     SHARE     OF SHARES     SHARE     OF SHARES     SHARE
                              ---------   ---------   ---------   ---------   ---------   ---------
Outstanding at beginning of
  year......................                           303,000     $ 0.04       510,000    $ 0.10
Granted.....................   303,000     $ 0.04      600,000       0.10     2,869,500      0.54
Exercised...................        --                 (48,750)     0.011       (38,438)     0.10
Canceled....................        --                (344,250)     0.061      (115,000)     0.36
                               -------                --------                ---------
Outstanding at end of
  period....................   303,000     $ 0.04      510,000     $ 0.10     3,226,062    $ 0.48
                               =======                ========                =========
Options exercisable at
  period-end................        --                  18,875     $ 0.10        44,627    $ 0.10
Weighted average fair value
  of options granted during
  the period................               $0.009                  $0.017                  $1.872

     There were 857,987 shares available for future option grants as of September 30, 1999.

     During the nine-month period ended September 30, 1999, the Company recorded unearned compensation of $3.9 million for stock options granted to employees, which were subsequently determined to be below fair value. The Company is recognizing the compensation expense over the vesting period. In the nine months ended September 30, 1999, related expense recognized was $216,070.

                                FAIRMARKET, INC.

     The Company follows the disclosure provisions of SFAS No. 123 and has applied APB Opinion 25 and related interpretations in accounting for its stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates as calculated in accordance with SFAS No. 123, the Company's net loss for the year ended December 31, 1998 and the period ended December 31, 1997 would have increased to the pro forma amounts indicated below:

                                                          1997          1998
                                                        ---------    -----------
Net loss attributable to common stockholders
     As reported......................................  $(601,575)   $(1,388,297)
     Pro forma........................................   (601,764)    (1,389,195)
Net loss per common share
     As reported......................................  $   (0.15)   $     (0.30)
     Pro forma........................................  $   (0.15)   $     (0.30)

     The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: an expected life of four years, expected volatility of 0%, no dividends, and a weighted average risk-free interest rate of 6.25% and 5.06% for the period from February 20, 1997 (date of inception) to December 31, 1997 and for the year ended December 31, 1998, respectively.

8. INCOME TAXES:

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     At December 31, 1997 and 1998, the deferred tax asset is as follows:

                                                                1997         1998
                                                              ---------    ---------
Net operating loss carryforwards............................  $   2,365
Start-up costs..............................................    248,744    $ 790,576
Depreciation................................................      3,159        9,570
Other.......................................................         --        7,448
                                                              ---------    ---------
Total deferred tax asset....................................    254,268      807,594
Valuation allowance.........................................   (254,268)    (807,594)
                                                              ---------    ---------
Net deferred tax asset......................................         --           --
                                                              =========    =========

     A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. Accordingly, a valuation allowance has been recorded for the full amount of the deferred tax asset due to the uncertainty of realization.

9. EMPLOYEE BENEFIT PLAN:

     In January 1999, the Company established a savings plan for its employees which is designed to be qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deduction within statutory and plan limits.

                                FAIRMARKET, INC.

10. SUBSEQUENT EVENTS:

     In November 1999, the Company entered into a five-year lease agreement for approximately 67,000 square feet of office space in Woburn, Massachusetts. The term of the lease begins on January 1, 2000. The Company will pay base rental obligations of $792,988 in the first year of the lease and $1,515,173 in each subsequent year for the remainder of the lease term. In connection with the lease, the Company paid the lessor a security deposit in the amount of $1,800,000 in the form of an irrevocable, freely transferable letter of credit with a six-month term.

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    4
Forward-Looking Statements............   15
Use of Proceeds.......................   16
Dividend Policy.......................   16
Capitalization........................   17
Dilution..............................   18
Selected Financial Data...............   19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   21
Business..............................   30
Management............................   40
Principal Stockholders................   44
Certain Transactions with Related
  Parties.............................   45
Description of Capital Stock..........   47
Shares Eligible For Future Sale.......   51
Underwriting..........................   52
Validity of Common Stock..............   55
Experts...............................   55
Where You Can Find More
  Information.........................   55
Index to Financial Statements.........  F-1

THROUGH AND INCLUDING                , 2000 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO AN UNSOLD ALLOTMENT OR SUBSCRIPTION.

                    SHARES

    FAIRMARKET, INC.

    COMMON STOCK

[FAIRMARKET LOGO]
   DEUTSCHE BANC ALEX. BROWN

   ROBERTSON STEPHENS

   PRUDENTIAL VOLPE TECHNOLOGY
                      A UNIT OF PRUDENTIAL SECURITIES

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):

NATURE OF EXPENSE

                                                              AMOUNT
                                                              -------
SEC registration fee........................................  $10,560
NASD filing fee.............................................    4,500
Nasdaq National Market listing fee..........................    1,000
Accounting fees and expenses................................         *
Legal fees and expenses.....................................         *
Printing expenses...........................................         *
Blue sky qualification fees and expenses....................         *
                                                              -------
Transfer Agent's fee........................................         *
Miscellaneous...............................................         *
                                                              -------
Total.......................................................  $
                                                              =======

     The amounts set forth above, except for the Securities and Exchange Commission, National Association of Securities Dealers, Inc. and Nasdaq National Market fees, are in each case estimated.
------------------------
* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     In accordance with Section 145 of the Delaware General Corporation Law,
Article VII of our amended and restated certificate of incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or
(4) for any transaction from which the director derived an improper personal benefit. In addition, our amended and restated certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Article V of our amended and restated by-laws provides for indemnification by the Company of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, reasonably incurred by those persons in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the Company if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since our incorporation in February 1997, we have sold and issued the following securities: (1) on February 20, 1997, we issued 4,000,000 shares of common stock to our founder for an aggregate consideration of $4,000; (2) on December 31, 1997, we issued 754,603 shares of Series A Convertible Preferred Stock to one investor for an aggregate consideration of $500,000; (3) from December 13, 1997 to August 22, 1998, we issued a total of 1,890,000 shares of Series B Convertible Preferred Stock to 20 investors for an aggregate consideration of $2,100,000; (4) on February 25, 1999, we issued 6,168,282 shares of Series C Convertible Preferred Stock to 18 investors for an aggregate consideration of $10,572,435; (5) on May 12, 1999, we issued two warrants to a strategic partner to purchase 1,320,000 shares of common stock (the first warrant is exercisable for 725,000 shares of common stock at an exercise price of $0.01 per share, and the second warrant is exercisable for up to 595,000 shares of common stock, at an exercise price of $1.71 per share); (6) from August 23, 1999 to September 15, 1999, we issued a total of 7,500,000 shares of Series D Convertible Preferred Stock to three strategic partners for aggregate cash consideration of $31,500,000 (of which $17,500,000 is being credited against future obligations to one of the strategic partners); (7) on August 23,1999, we issued a warrant to purchase 4,500,000 shares of common stock to a strategic partner at an exercise price of $1.71 and (8) since our incorporation and as of November 30, 1999, we have issued 971,624 shares of common stock and options to purchase an aggregate of 4,457,000 shares of common stock with exercise prices ranging from $0.01 to $4.50 per share. Since our incorporation and as of November 30, 1999, options to purchase 147,876 shares have been exercised for an aggregate consideration of $10,456 and options to purchase 614,250 shares have been cancelled without exercise. There were no underwriters employed in connection with any of the transactions set forth in this item 15. The issuances of securities described in items (1) through (7) above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The issuances of securities described in item (8) above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) or Rule 701 promulgated thereunder as transactions pursuant to compensatory benefits plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about FairMarket or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 *1.1     Form of Underwriting Agreement.
  3.1     Amended and Restated Certificate of Incorporation of
          FairMarket, Inc. (the "Company")
  3.2     Form of Second Amended and Restated Certificate of
          Incorporation of the Company (to be filed with the Delaware
          Secretary of State immediately prior to the effectiveness of this registration statement)
  3.3     Form of Third Amended and Restated Certificate of
          Incorporation of the Company (to be filed immediately
          following the closing of this offering)
  3.4     Bylaws of the Company
  3.5     Form of Amended and Restated Bylaws of the Company (to be
          effective upon the closing of this offering)
 *4.1     Form of Specimen Certificate for the Company's Common Stock

  4.2 Investors' Rights Agreement, dated February 25, 1999, between the Company and the stockholders named therein
  4.3     Amendment to Investors' Rights Agreement, dated August 23,
          1999, between the Company and the stockholders named therein
  4.4     Amendment to Investors' Rights Agreement, dated September
          15, 1999, between the Company and Ticketmaster Online-City
          Search, Inc.
* 5.1 Opinion of Goodwin, Procter & Hoar LLP regarding the legality of the securities being registered
*10.1 Form of Indemnity Agreement entered into by the Company with each of its directors and executive officers
 10.2     Amended and Restated 1997 Stock Option Plan
 10.3     1999 Stock Option Plan
 10.4     Lease Agreement dated November 9, 1999, between DIV Unicorn,
          LLC and the Company
 10.5     Sublease Agreement dated January 22, 1998, between Insignia
          Solutions, Inc. and the Company
 10.6     Sublease Agreement dated April 5, 1999, between Indigo
          America, Inc. and the Company
*23.1     Consent of Goodwin, Procter & Hoar LLP (included in Exhibit
          5.1 hereto)
 23.2     Consent of PricewaterhouseCoopers LLP
 24.1     Powers of Attorney (included on the signature pages hereto)
 27.1     Financial Data Schedule

------------------------
* To be filed by amendment to this registration statement.

(b) Financial Statement Schedules

     All schedules have been omitted because they are not required or because the required information is given in the financial statements or the notes to those statements.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, on December 14, 1999.

                               FairMarket, Inc.

                               By: /s/ SCOTT T. RANDALL
                                 -----------------------------------------------
                                   Scott T. Randall
                                   President and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Scott T. Randall and John Belchers such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or to any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                    TITLE                      DATE
---------                                                    -----                      ----

/s/ SCOTT T. RANDALL                               President, Chief Executive     December 14, 1999
------------------------------------------------      Officer and Director
Scott T. Randall                                      (Principal Executive
                                                            Officer)

/s/ JOHN BELCHERS                                   Chief Financial Officer       December 14, 1999
------------------------------------------------  (Principal Financial Officer
John Belchers                                       and Principal Accounting
                                                            Officer)

/s/ TODD BECKER                                             Director              December 14, 1999
------------------------------------------------
Todd Becker

/s/ JEFFREY DRAZAN                                          Director              December 14, 1999
------------------------------------------------
Jeffrey Drazan

/s/ NANDA KRISH                                             Director              December 14, 1999
------------------------------------------------
Nanda Krish

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  *1.1     Form of Underwriting Agreement
   3.1     Amended and Restated Certificate of Incorporation of
           FairMarket, Inc. (the "Company")
   3.2     Form of Second Amended and Restated Certificate of
           Incorporation of the Company (to be filed with the Delaware
           Secretary of State immediately prior to the effectiveness of this registration statement)
   3.3     Form of Third Amended and Restated Certificate of
           Incorporation of the Company (to be filed immediately
           following the closing of this offering)
   3.4     Bylaws of the Company
   3.5     Form of Amended and Restated Bylaws of the Company (to be
           effective upon the closing of this offering)
  *4.1     Form of Specimen Certificate for the Company's Common Stock
   4.2     Investors' Rights Agreement, dated February 25, 1999,
           between the Company and the stockholders named therein
   4.3     Amendment to Investors' Rights Agreement, dated August 23,
           1999, between the Company and the stockholders named therein
   4.4     Amendment to Investors' Rights Agreement, dated September
           15, 1999, between the Company and Ticketmaster Online-City
           Search, Inc.
  *5.1     Opinion of Goodwin, Procter & Hoar LLP regarding the
           legality of the securities being registered
 *10.1     Form of Indemnity Agreement entered into by the Company with each of its directors and executive officers
  10.2     Amended and Restated 1997 Stock Option Plan
  10.3     1999 Stock Option Plan
  10.4     Lease Agreement dated November 9, 1999, between DIV Unicorn,
           LLC and the Company
  10.5     Sublease Agreement dated January 22, 1998, between Insignia
           Solutions, Inc. and the Company
  10.6     Sublease Agreement dated April 5, 1999, between Indigo
           America, Inc. and the Company
 *23.1     Consent of Goodwin, Procter & Hoar LLP (included in Exhibit
           5.1 hereto)
  23.2     Consent of PricewaterhouseCoopers LLP
  24.1     Powers of Attorney (included on the signature pages hereto)
  27.1     Financial Data Schedule

------------------------
* To be filed by amendment to this registration statement.